EXECUTION VERSION
CONFIDENTIAL

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN OMITTED.

MASTER AGREEMENT BY AND AMONG
SIRIUSPOINT AMERICA INSURANCE COMPANY, SIRIUSPOINT BERMUDA INSURANCE COMPANY LTD., RIVERSTONE INTERNATIONAL BERMUDA LIMITED AND
(SOLELY FOR THE LIMITED PURPOSES SET FORTH HEREIN) RIVERSTONE INTERNATIONAL LIMITED
DATED AS OF OCTOBER 30, 2026

TABLE OF CONTENTS
Page
Article I
DEFINITIONS
Section 1.1.    Definitions    2
Article II
CLOSING; REINSURANCE PREMIUM
Section 2.1.    Closing    10
Section 2.2.    Closing Deliveries    10
Section 2.3.    Payment at Closing    11
Section 2.4.    Post-Closing Adjustments    12
Article III
REPRESENTATIONS AND WARRANTIES OF THE CEDENTS
Section 3.1.    Organization, Standing and Corporate Power    14
Section 3.2.    Authority    14
Section 3.3.    No Conflict or Violation    15
Section 3.4.    Governmental Consents    15
Section 3.5.    Compliance    15
Section 3.6.    Broker    16
Section 3.7.    Information Disclosed    16
Section 3.8.    Financial    16
Section 3.9.    Absence of Changes    17
Section 3.10. SP Contracts    17
Section 3.11. Specified Data    17
Section 3.12. Solvency    18
Section 3.13. Inuring Reinsurance    18
Section 3.14. Third-Party Administrators    19
Article IV
REPRESENTATIONS AND WARRANTIES OF REINSURER
Section 4.1.    Organization, Standing and Corporate Power    19
Section 4.2.    Authority    19
Section 4.3.    No Conflict or Violation    20
Section 4.4.    Governmental Consents    20
Section 4.5.    Compliance    20

Section 4.6.    Broker    21
Section 4.7.    Financial Statements    21
Section 4.8.    Administrator    21
Article V
COVENANTS
Section 5.1.    Conduct of the Subject Business    21
Section 5.2.    Access to Information    22
Section 5.3.    Consents, Approvals and Filings    23
Section 5.4.    Public Announcements    24
Section 5.5.    Further Assurances    25
Section 5.6.    Confidentiality    25
Section 5.7.    Reinsurer Financial Statements    25
Section 5.8.    Trust Account Funding    25
Section 5.9.    Ancillary Agreements    26
Section 5.10. Sanctions and AML Compliance    26
Section 5.11. SP Contract and Underlying SP Contract Covenants    26
Section 5.12. Parental Guarantee    26
Article VI
CONDITIONS PRECEDENT
Section 6.1.    Conditions to Each Party’s Obligations    28
Section 6.2.    Conditions to Obligations of the Reinsurer    28
Section 6.3.    Conditions to Obligations of the Cedents    29
Article VII
INDEMNIFICATION
Section 7.1.    Survival of Representations, Warranties and Covenants    30
Section 7.2.    Indemnification    30
Section 7.3.    Certain Limitations    31
Section 7.4.    Procedures for Third Party Claims    33
Section 7.5.    Direct Claims    34
Section 7.6.    Certain Other Matters    34

Article VIII
TERMINATION
Section 8.1.    Termination of Agreement    35
Section 8.2.    Effect of Termination    35
Article IX
GENERAL PROVISIONS
Section 9.1.    Fees and Expenses    36
Section 9.2.    Notices    36
Section 9.3.    Entire Agreement    37
Section 9.4.    Waiver and Amendment    37
Section 9.5.    Successors and Assigns    38
Section 9.6.    Headings    38
Section 9.7.    Dispute Resolution    38
Section 9.8.    Governing Law    40
Section 9.9.    Service of Suit    40
Section 9.10. Third Party Beneficiaries    40
Section 9.11. Counterparts    40
Section 9.12. Severability    41
Section 9.13. Specific Performance    41
Section 9.14. Incontestability    41
Section 9.15. Currency    41
Section 9.16. Construction    42
Section 9.17. Certain Limitations    44

Exhibits and Attachments
SCHEDULE I        –    Subject Business
SCHEDULE II        –    Specified Data

EXHIBIT A        –    Form of the LPT Agreement
EXHIBIT B        –    Form of Common Interest and Confidentiality Agreement
EXHIBIT C        –    Form of Closing Statement
Cedents Disclosure Schedule
Reinsurer Disclosure Schedule

MASTER AGREEMENT
This MASTER AGREEMENT, dated as of October 30, 2026 (this “Agreement”), is made by and among SiriusPoint America Insurance Company, a New York domiciled property and casualty insurance company (“SP America”), SiriusPoint Bermuda Insurance Company Ltd., a Bermuda exempted company limited by shares and licensed as a Class 4 insurer pursuant to the Insurance Act 1978 of Bermuda (“SP Bermuda” and together with SP America, the “Cedents” and each, a “Cedent”), RiverStone International Bermuda Limited, a Bermuda exempted company limited by shares and licensed as a Class 3B insurer pursuant to the Insurance Act 1978 of Bermuda (the “Reinsurer”) and solely for purposes of Section 5.12, Section 9.2, Section 9.7 through Section 9.9, and Section 9.17, RiverStone International Limited, a Bermuda exempted company limited by shares (“Guarantor”). In this Agreement, each of the Cedents and the Reinsurer are referred to individually as a “Party” and together as the “Parties”.
WHEREAS, the Cedents issued the SP Contracts that constitute the Subject Business;
WHEREAS, the Parties hereto desire to enter into this Agreement pursuant to which, on the terms and subject to the conditions set forth herein, at the Closing (as defined below), among other things:
(A)the Cedents will enter into that certain Loss Portfolio Transfer Reinsurance and Retrocession Agreement with the Reinsurer and the Administrator, substantially in the form of Exhibit A (the “LPT Agreement”), pursuant to which (i) the Cedents will cede, and the Reinsurer will accept and reinsure the Covered Losses (as defined in the LPT Agreement), and (ii) the Administrator will provide certain administrative services with respect to the Subject Business, on the terms and subject to the conditions specified in the LPT Agreement;
(B)the Cedents, the Reinsurer and the Administrator will enter into a common interest and confidentiality agreement substantially in the form of Exhibit B (the “Common Interest and Confidentiality Agreement”);
(C)SP America, the Reinsurer and the Trustee shall enter into a trust agreement (the “SP America Trust Agreement”) pursuant to which a reinsurance trust account established in New York in compliance with New York Insurance Regulation 114 shall hold assets as security for the satisfaction of the reinsurance obligations of the Reinsurer to SP America under the LPT Agreement; and
(D)SP Bermuda, the Reinsurer and the Trustee shall enter into a trust agreement (the “SP Bermuda Trust Agreement” and together with the SP America Trust Agreement, the “Trust Agreements”) pursuant to which a reinsurance trust account established in New York shall hold assets as security for the satisfaction of the reinsurance obligations of the Reinsurer to SP Bermuda under the LPT Agreement, in each case of (A) through (D), upon the terms and subject to the conditions set forth herein, the LPT Agreement and the Trust Agreements (as applicable).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS

Section 1.1. Definitions. Capitalized terms used but not defined elsewhere in this Agreement shall have the meanings ascribed to them below:
“Action” means any action, arbitration, suit, claim, counterclaim, complaint, demand, investigation, litigation, examination, hearing, mediation charge or proceeding, in each case by or before a Governmental Authority, or an arbitrator or arbitration panel or similar Person or body, whether civil, criminal, regulatory or administrative.
“Administrator” means RiverStone International U.S., LLC, a Massachusetts limited liability company.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under direct or indirect common control with, such specified Person; provided, however, notwithstanding anything to the contrary set forth herein, as applicable to the Reinsurer, the term “Affiliate” shall include only (x) the Administrator and (y) the Reinsurer’s subsidiaries, and shall exclude (1) any direct or indirect investor in the Reinsurer or any direct or indirect beneficial owner of the Reinsurer’s securities, and (2) any portfolio company, limited partner or similar Person that is an Affiliate of such direct or indirect investor in, or beneficial owner of securities of, the Reinsurer, in each case, other than the Reinsurer and its subsidiaries. For purposes of this Agreement, “control” (including the terms “controlling”, “controlled by” and “under common control”) with respect to the relationship between or among two (2) or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Limit” means an amount equal to (a) USD $[***] minus (b) the Interim Paid UNL; provided, however, that, without limitation of the foregoing, the Section B Subject Business shall also be subject to the Sub-Limit.
“AML Laws” means all applicable anti-money laundering and combatting the financing of terrorism rules, including the U.S. Bank Secrecy Act, as amended by the

USA PATRIOT Act of 2001, and the U.S. Money Laundering Control Act of 1986, as amended.
“Ancillary Agreements” means the LPT Agreement, the Common Interest and Confidentiality Agreement and the Trust Agreements.

“Applicable Law” means any domestic or foreign, federal, state or local statute, law, ordinance or code, or any written rules or regulations or administrative interpretations issued by any Governmental Authority pursuant to any of the foregoing, in each case applicable to any Party, and any Order, writ, injunction, directive, judgment or decree of a court or arbitral panel of competent jurisdiction applicable to the Parties.
“Applicable Reserves” has the meaning set forth in the LPT Agreement.
“Base Reinsurance Premium” means an amount equal to USD $[***].
“Books and Records” means originals or copies of all records and all other data and information (in whatever form maintained) to the extent in the possession or control of the Cedents or their Affiliates and relating to the Subject Business, the Covered Losses or the SP Contracts including: (i) administrative records, (ii) claim records, (iii) policy and reinsurance contract files, (iv) sales records, (v) underwriting records and (vi) accounting records, but, excluding: (a) Tax Returns (other than Tax Returns relating to Federal Excise Taxes), (b) files, records, data and information with respect to employees of the Cedents, or any employee benefit plan, (c) books and records that are subject to the attorney-client, work product, or other similar privilege or doctrine, or such materials or other information the disclosure or transfer of which would violate confidentiality obligations owed to a third party, in each case, it being understood that the Cedents shall use commercially reasonable efforts to obtain waivers or make other arrangements (including redacting information) that would enable any such item to be provided to the Reinsurer without destroying such privilege or breaching such confidentiality obligations, (d) any materials or other information the disclosure or transfer of which would violate Applicable Law, and (e) any internal drafts, opinions, valuations, correspondence or other materials prepared by, or provided between or among, the Cedents and their Affiliates, Representatives or other advisors in connection with the negotiation, valuation and consummation of the transactions contemplated by this Agreement.
“Burdensome Condition” means any restriction, condition, limitation, requirement or qualification that, individually or in the aggregate with all such restrictions, conditions, limitations, requirements or qualifications, would or would reasonably be expected to (a) in the case of the Cedents, materially and adversely affect the economics of the transactions reasonably expected to be obtained by the Cedents or their Affiliates in connection with the transactions contemplated by this Agreement, or (b) in the case of the Reinsurer, (i) materially and adversely affect the economics of the transactions reasonably expected to be obtained by the Reinsurer or its Affiliates (without regard to the proviso set forth in the definition of “Affiliates”)

in connection with the transactions contemplated by this Agreement, (ii) have a material adverse effect on the financial condition or results of operations of the Reinsurer and its Affiliates (without regard to the proviso set forth in the definition of “Affiliates”), taken as a whole, but measured as if the Reinsurer and such Affiliates were the size of the Subject Business (taking into account the Aggregate Limit), or (iii) impose any condition, restriction, requirement (including, for the avoidance of doubt, and without limitation, any obligation to furnish any information about any such Person, such Person’s controlling Persons or its or their respective employees, officers, directors or direct or indirect investors) or other obligation on (x) any direct or indirect investor in the Reinsurer or any direct or indirect beneficial owner of the Reinsurer’s securities, or (y) any portfolio company, limited partner, or similar Person that is an Affiliate of such direct or indirect investor in, or beneficial owner of securities of, the Reinsurer, in each case, other than the Reinsurer and its subsidiaries.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in New York, New York or Hamilton, Bermuda are required or authorized by law to be closed.
“Carried Reserves” has the meaning set forth in the LPT Agreement.
“Cedents Disclosure Schedule” means the disclosure schedule (including any attachments thereto) delivered by the Cedents to the Reinsurer on the date hereof in connection with, and constituting a part of, this Agreement.
“Cedent Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization, Standing and Corporate Power), Section 3.2 (Authority), Section 3.3(a) (No Conflict or Violation) and Section 3.6 (Broker).
“Confidentiality Agreement” means the mutual confidentiality agreement, dated December 5, 2023 between the Cedents or an Affiliate of the Cedents and the Reinsurer or an Affiliate of the Reinsurer, as amended by amendment number 1 to the confidentiality agreement, dated June 30, 2026.
“Contract” means, with respect to any Person, any agreement, contract, lease, instrument or other legally binding obligation to which such Person is a party or is otherwise subject or bound.
“Data Room” means the virtual data room coordinated by Marsh Re LLC (“Marsh Re”) on behalf of the Cedents in respect of the transactions contemplated by this Agreement located at https://us-mmc-datatransfer.mmc.com/web/folder/0.
“Domicile” means the jurisdiction in which a particular entity is domiciled.
“Domicile Accounting Rules” means, as of any date of determination, as to any Person, the statutory accounting principles and practices prescribed or permitted by the Governmental Authorities responsible for the regulation of insurance companies in such Person’s Domicile.

“Estimated Aggregate Limit” means an amount equal to (a) USD $[***] minus (b) the Estimated Interim Paid UNL; provided, however, that, without limitation of the foregoing, the Section B Subject Business shall also be subject to the Estimated Sub-Limit.
“Estimated Interim Paid UNL” means the Section A Estimated Interim Paid UNL plus the Section B Estimated Interim Paid UNL.
“Estimated Reinsurance Premium” means an amount equal to (a) the Base Reinsurance Premium minus (b) the Estimated Interim Paid UNL.
“Estimated Sub-Limit” means an amount equal to (a) USD $[***] minus (b) the Section B Estimated Interim Paid UNL.

“Federal Excise Tax” has the meaning set forth in the LPT Agreement.

“Governmental Authority” means any government, political subdivision, court, arbitrator, arbitration panel, mediator, mediation panel, board, commission, regulatory or administrative agency or other instrumentality thereof, whether federal, state, local or foreign and including any regulatory authority which may be partly or wholly autonomous.
“Guarantor” has the meaning set forth in the Preamble.
“Indemnifiable Losses” means any and all damages, judgments, awards, liabilities, Taxes, losses, obligations, claims of any kind or nature, fines, fees, costs and documented expenses (including reasonable fees and expenses of attorneys, auditors, consultants or other agents); provided that any Indemnifiable Losses (a) shall in no event include any amounts constituting (i) special, punitive or exemplary damages (except to the extent such types of damages are actually paid to a third party in connection with a Third Party Claim) or (ii) consequential damages except to the extent reasonably foreseeable and (b) shall be net of any amounts actually recovered (after deducting reasonable costs and expenses of recovery and actual or reasonably anticipated resulting premium increases) by the Indemnitee for the Indemnifiable Losses for which such indemnity payment is made under any insurance policy, warranty or indemnity or otherwise from any Person other than a Party hereto or an Affiliate of the Indemnitee.
“Indemnitee” means any Person entitled to indemnification under this Agreement.
“Indemnitor” means any Person required to provide indemnification under this Agreement.
“Indemnity Payment” means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement.
“Interim Paid UNL” means the Section A Interim Paid UNL plus the Section B Interim Paid UNL.

“Inuring Reinsurance” has the meaning set forth in the LPT Agreement.
“IRS” means the U.S. Internal Revenue Service.
“Knowledge of the Cedents” means, as it relates to any fact or other matter concerning a particular Cedent, the actual knowledge of the chief executive officer, chief financial officer, deputy chief financial officer, chief claims officer, the global head of ceded reinsurance and chief actuary of such Cedent, in each case after reasonable due inquiry, including reasonable due inquiry of direct reports, relating to such fact or other matter.
“Material Adverse Effect” means any fact, occurrence, event, change, development, circumstance, condition or occurrence or effect that has had or would reasonably be expected to (a) have a material adverse effect on the condition (financial or otherwise), operations or results of operations of the Subject Business, taken as a whole, but excluding any such effect solely to the extent resulting from, arising out of, or relating to: (i) changes to United States or global capital, financial or securities markets or conditions, including prevailing interest rates, currency exchange rates or equity prices in the United States or foreign security markets and corresponding changes in the value of the Subject Business; (ii) any occurrence or condition generally affecting participants in any jurisdiction or geographic area in any segment of the industries or markets in which the Subject Business operates; (iii) any change or proposed change in Applicable Law, a Cedent’s Domicile Accounting Rules, or the interpretation or enforcement of any of the foregoing; (iv) local or national political conditions, natural disasters, catastrophic events, communicable disease, hostilities, acts of war or terrorism, or any escalation or worsening thereof; (v) the negotiation, execution and delivery of, or compliance with the terms of, or the taking of any action required by, this Agreement or the other Transaction Agreements, provided that if any of the foregoing result in a breach of Section 3.2 or Section 3.3, the event, circumstances, developments, changes, effects or occurrences that result from, arise out of or relate to such breach shall not be disregarded in determining whether a “Material Adverse Effect” has occurred; (vi) any matter disclosed to the Reinsurer at least two (2) Business Days prior to the date hereof; (vii) the identity of or facts related to the Reinsurer or any action taken by the Reinsurer or its Affiliates, or taken by the Cedents or any of their Affiliates at the request of the Reinsurer or with the Reinsurer’s prior written consent; (viii) any downgrade (or potential downgrade) in the credit, financial strength or other rating or outlook assigned to a Cedent or any of its Affiliates (it being understood that the facts and circumstances contributing to such change or potential change may be taken into account in determining whether a Material Adverse Effect has occurred or would be likely to occur); (ix) any change in loss development, case or incurred but not reported (“IBNR”) reserve estimates or actuarial assumptions or methodologies with respect to the Subject Business (it being understood that the facts and circumstances contributing to such change may be taken into account in determining whether a Material Adverse Effect has occurred or would be likely to occur), provided that if any of the foregoing directly result in, or from, a breach or inaccuracy of a representation or warranty under Article III or a breach of covenant under Article V, the event, circumstances, developments, changes, effects or occurrences that caused or result from such breach or inaccuracy shall not be disregarded in determining whether a “Material Adverse Effect” has occurred; or (x) any failure of the Cedents to achieve any financial projections or forecasts (it being understood that the facts and circumstances contributing to such failure may be taken into account in determining whether a Material Adverse Effect has occurred or would be likely to occur, unless otherwise independently excluded by this definition); provided that notwithstanding the foregoing, with respect to clauses (i), (ii) and (iii) above, such fact, circumstance, change or effect shall be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur if such fact, circumstance, change or effect is disproportionately adverse with respect to the Cedents or the Subject Business as compared to the business of other participants in the United States or Bermuda, as applicable, engaged in reinsurance of lines or risks comprising the Subject Business; or (b) cause impairment or delay of the ability of the Cedents or any of their Affiliates to perform any of their material obligations under this Agreement or the other Transaction Agreements, taken as a whole, including consummation of the transactions contemplated hereby or thereby.
“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, Governmental Authority, or other entity.

“Reinsurance Premium” means an amount equal to (a) the Base Reinsurance Premium minus (b) the Interim Paid UNL.

“Reinsurer Disclosure Schedule” means the disclosure schedule (including any attachments thereto) delivered by the Reinsurer to the Cedents on the date hereof in connection with, and constituting a part of, this Agreement.
“Reinsurer Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization, Standing and Corporate Power), Section 4.2 (Authority), Section 4.3(a) (No Conflict or Violation) and Section 4.6 (Broker).
“Representative” means, with respect to any Person, such Person’s officers, directors, employees, managing directors, agents, advisors, successors, permitted assigns, attorneys or consultants of such Person or an Affiliate of such Person.
“Required Regulatory Approvals” means those consents, approvals, non-disapprovals, licenses, permits, orders, qualifications, authorizations of, or registrations, waivers or other actions by, or any filings with or notifications to, any Governmental Authority set forth in Section 5.3(a) of the Cedents Disclosure Schedule and Section 5.3(a) of the Reinsurer Disclosure Schedule.
“Retained Share” has the meaning set forth in the LPT Agreement.
“Sanctioned Jurisdiction” means a country or territory that is itself the subject or target of any comprehensive sanctions (at the time of this Agreement, Iran, Cuba,

North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine, and the areas of Zaporizhzhia and Kherson not controlled by the Ukrainian government).
“Sanctioned Person” means any Person or vehicle that is the target of any sanctions or party-specific export controls, including: (a) any Person on any list of sanctioned or restricted parties maintained by the United States (including U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of Commerce, or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, the United Kingdom, or Bermuda or other jurisdiction where either Party conducts business; (b) any Person located, organized, or ordinarily resident in a Sanctioned Jurisdiction; (c) the Government of Venezuela; or (d) any Person directly or indirectly, individually or in the aggregate, fifty percent (50%) or more owned or controlled by any such Person or Persons described in (a), (b) and/or (c).
“Sanctions” means economic, financial and trade sanctions, trade embargoes, and similar rules relating to anti-terrorism, the importation of restricted items, and export controls.
“Section A Estimated Interim Paid UNL” means the Cedents’ reasonable estimate of all amounts paid in respect of Ultimate Net Loss corresponding to Section A Subject Business by or on behalf of the Cedents during the Roll Forward Period (as defined in the LPT Agreement).
“Section A Interim Paid UNL” means all amounts paid in respect of Ultimate Net Loss corresponding to Section A Subject Business by or on behalf of the Cedents during the Roll Forward Period (as defined in the LPT Agreement).

“Section A Subject Business” has the meaning set forth on Schedule I.

“Section B Estimated Interim Paid UNL” means the Cedents’ reasonable estimate of all amounts paid in respect of Ultimate Net Loss corresponding to Section B Subject Business by or on behalf of the Cedents during the Roll Forward Period (as defined in the LPT Agreement).
“Section B Interim Paid UNL” means all amounts paid in respect of Ultimate Net Loss corresponding to Section B Subject Business by or on behalf of the Cedents during the Roll Forward Period (as defined in the LPT Agreement).
“Section B Subject Business” has the meaning set forth on Schedule I.
“SP Contracts” means those reinsurance and retrocession agreements, including binders, slips, covers, supplements, riders, amendments, addendums and endorsements thereto, entered into by a Cedent with respect to the Subject Business prior to the Valuation Date.
“Specified Data” means the data, information and files listed or set forth on, or described or referenced in, Schedule II.

“Sub-Limit” means an amount equal to (a) USD $[***] minus (b) the Section B Interim Paid UNL.
“Subject Business” has the meaning set forth on Schedule I.
“Tax” means any and all U.S. federal, state, local or non-U.S. income, gross receipts, premium, capital stock, franchise, retaliatory, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, fee, duty, levy, custom, tariff, impost, assessment, obligation or charge of the same or of a similar nature to any of the foregoing, including any interest, penalty or addition thereto.
“Tax Return” means any report, estimate, extension request, information statement, claim for refund, or return relating to, or required to be filed in connection with, any Tax, including any schedule or attachment thereto, and any amendment thereof.
“Third Party Claim” means any Action made or brought by any Person that is not a Party to this Agreement or an Affiliate thereof.
“Transaction Agreements” means this Agreement and the Ancillary Agreements.
“Transaction Expenses” means, without duplication, all liabilities incurred by any Party for fees, expenses, costs, or charges as a result of the contemplation, negotiation, efforts to consummate, or consummation of the transactions contemplated by this Agreement, including any fees and expenses of investment bankers, attorneys, accountants, or other advisors, and any fees payable by such parties to Governmental Authorities or other third parties, in each case, in connection with the consummation of the transactions contemplated by this Agreement.

“Trust Accounts” means, collectively, (a) the reinsurance trust account established in New York in compliance with New York Insurance Regulation 114 for the benefit of SP America pursuant to the SP America Trust Agreement and (b) the reinsurance trust account established in New York for the benefit of SP Bermuda pursuant to the SP Bermuda Trust Agreement.
“Trustee” means Brown Brothers Harriman Institutional Trust Company of New York, LLC or another mutually acceptable successor of such Trustee.
“Ultimate Net Loss” shall have the meaning set forth in the LPT Agreement, without giving effect to the last sentence of such definition.
“Underlying Cedent” means the ceding company under an SP Contract.
“Underlying SP Contract” means that certain Reserve Reinsurance Contract, by and between SP Bermuda and SiriusPoint International, dated as of July 1, 2024.
“Valuation Date” means June 30, 2026.

In addition, the following terms shall have the respective meanings set forth in the following sections of this Agreement:
Accounting Firm    2.4(c)
Agreement    Preamble
ARIAS·US    9.7(b)
Cap    7.3(a)
Cedent    Preamble
Cedent Indemnified Persons    7.2(b)
Cedents    Preamble
Cedents Statutory Financial Statements    3.8(a)
Closing    2.1
Closing Date    2.1
Closing Securities    2.3(b)
Common Interest and Confidentiality Agreement    Recitals
Condition Satisfaction    2.1
Deadline Date    8.1(b)
Deductible    7.3(a)
Disclosure Schedules    9.16(g)
Disputed Item    2.4(b)
Enforceability Exceptions    3.2
Final Aggregate Limit    2.4(d)
Final Closing Statement    2.4(a)
Final Interim Paid UNL    2.4(d)
Final Reinsurance Premium    2.4(d)
Final Section A Interim Paid UNL    2.4(d)
Final Section B Interim Paid UNL    2.4(d)
Final Sub-Limit    2.4(d)
Initial Closing Statement    2.3(a)
LPT Agreement    Recitals
New York Courts                         9.9(b)

Notice of Disagreement    2.4(b)
Parties    Preamble
Party    Preamble
Reinsurer    Preamble
Reinsurer Indemnified Persons    7.2(a)
Reinsurer Statutory Financial Statements    4.7
Resolution Period    2.4(c)
Solvent    3.12
SP America    Preamble
SP America Trust Agreement    Recitals
SP Bermuda    Preamble
SP Bermuda Trust Agreement    Recitals
Springing Date    5.8
Threshold Amount    7.3(a)
Trust Agreements    Recitals
Unresolved Items    2.4(c)

ARTICLE II

CLOSING; REINSURANCE PREMIUM
Section 2.1. Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the exchange of documents and signature pages, (i) at 11:59:59 p.m., Eastern Time, on December 31, 2026, subject to all the conditions set forth in Article VI having been satisfied or waived in accordance with this Agreement at least three (3) Business Days prior to such date and time (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions) (“Condition Satisfaction”) or (ii) if Condition Satisfaction has not occurred at least three (3) Business Days prior to 11:59:59 p.m., Eastern Time, on December 31, 2026, at 11:59:59 p.m., Eastern Time, on the third (3rd) Business Day following the date as of which Condition Satisfaction occurs or such other date, place, and time as the Parties may mutually agree in writing (the date on which the Closing occurs being the “Closing Date”).

Section 2.2.    Closing Deliveries.
(a)Cedents’ Closing Deliveries. At the Closing, the Cedents shall pay the Estimated Reinsurance Premium in accordance with Section 2.3(b) and also deliver to the Reinsurer:
(i)a certificate of each Cedent duly executed by its respective authorized officers, dated as of the Closing Date, certifying as to such Cedent ’s compliance with the conditions set forth in Section 6.2(a) and Section 6.2(b); counterparts of each Transaction Agreement to be entered into by the Cedents or one of their Affiliates, duly executed by such Cedent or its Affiliate;

(ii)counterparts of each Trust Agreement to be entered into by the Trustee, duly executed by the Trustee; and
(iii)a properly completed and duly executed IRS Form W-9 from each of SP Bermuda and SP America.
(b)Reinsurer’s Closing Deliveries. At the Closing, the Reinsurer shall deliver to the Cedents:
(i)a certificate of the Reinsurer duly executed by an authorized officer of the Reinsurer, dated as of the Closing Date, certifying as to the Reinsurer’s compliance with the conditions set forth in Section 6.3(a) and Section 6.3(b);
(ii)counterparts of each Transaction Agreement, duly executed by the Reinsurer or its applicable Affiliate; and
(iii)Reinsurer’s properly completed and duly executed IRS Form W-8BEN-E.
Section 2.3.    Payment at Closing.
(a)No later than ten (10) Business Days prior to the anticipated Closing Date, the Cedents shall deliver to the Reinsurer a statement in the form of Exhibit C hereto (the “Initial Closing Statement”) setting forth the Cedents’ good faith calculation in accordance with (i) Applicable Law, (ii) applicable Domicile Accounting Rules, consistently applied, (iii) the Cedents’ historical financial and accounting practices (to the extent consistent with Domicile Accounting Rules evidenced to Reinsurer in materials made available in the Data Room), (iv) generally accepted actuarial principles and practices, and (v) Cedents’ historical actuarial principles and practices (to the extent consistent with actuarial principles and practices evidenced to Reinsurer in materials made available in the Data Room) ((i) through (v), the “Closing Statement Methodologies”) of Estimated Reinsurance Premium, the Estimated Aggregate Limit, the Estimated Sub-Limit, the Section A Estimated Interim Paid UNL and the Section B Estimated Interim Paid UNL, in each case as of the Closing Date. The Initial Closing Statement will be accompanied by reasonable information and detail to support the calculation of the amounts set forth therein. During the period following the delivery of the Initial Closing Statement and before the Closing, the Cedents shall consider in good faith any comments reasonably proposed by the Reinsurer. Any revised version of the Initial Closing Statement that results from changes agreed between the Parties as contemplated by the immediately preceding sentence shall thereafter be deemed the Initial Closing Statement for all purposes hereunder; provided, however, the foregoing shall in no way limit or restrict, or constitute a waiver of, the Reinsurer’s ability to challenge any aspect of the Final Closing Statement pursuant to Section 2.4.
(b)    As consideration for the reinsurance by the Reinsurer provided under the LPT Agreement, on the Closing Date (and to be adjusted in accordance with Section 2.4) the Cedents shall pay to the Reinsurer an amount equal to the Estimated Reinsurance Premium. This payment shall consist of a deposit by the Cedents, on behalf of the Reinsurer, to the Trust Accounts of cash and certain duration matched investment grade government or corporate debt securities (the “Closing Securities”) in an amount equal to the Estimated Reinsurance Premium (allocated to each Trust Account pursuant to the Initial Closing Statement); provided that the Cedents and the Reinsurer shall mutually agree prior to the Closing on any Closing Securities to be deposited into the Trust Accounts on the Closing Date; provided, further, that if the Parties have not so agreed on any Closing Securities by the third (3rd) Business Day prior to the Closing Date, the Cedents shall pay the applicable portion of the Estimated Reinsurance Premium in cash, and the absence of such agreement shall not delay the Closing.
Section 2.4.    Post-Closing Adjustments.
(a)No later than ninety (90) calendar days following the Closing Date, the Cedents shall deliver to the Reinsurer a detailed statement in the form of Exhibit C hereto (the “Final Closing Statement”) setting forth the Cedents’ good faith calculation in accordance with the Closing Statement Methodologies of the Reinsurance Premium, the Aggregate Limit, Sub-Limit, the Section A Interim Paid UNL and the Section B Interim Paid UNL, in each case as of the Closing Date.
(b)In connection with the Reinsurer’s review of the Final Closing Statement, the Cedents shall provide, and shall use commercially reasonable efforts to cause their Affiliates and Representatives to provide, the Reinsurer and its Representatives, upon the reasonable request of the Reinsurer, reasonable access to the non-privileged books and records and, subject to the execution of customary access letters, any independent accountants’, valuation experts’, or actuaries’ work papers or internal accounting record s or reserving papers, files and models, in each case to the extent relevant to the preparation of the applicable Final Closing Statement, and make reasonably available to the Reinsurer and its Representatives personnel of the Cedents and their Affiliates who are responsible for and knowledgeable about the information set forth in the Final Closing Statement, in each case, during normal business hours upon reasonable advance notice; provided that such access does not unreasonably interfere with the conduct of the business of the Cedents and any of their Affiliates. If the Reinsurer disagrees with the Final Closing Statement, the Reinsurer may, within twenty-five (25) calendar days after receipt of the Final Closing Statement, deliver a notice of disagreement (a “Notice of Disagreement”) to the Cedents which specifies each item that the Reinsurer disputes (each, a “Disputed Item”) and the amount in dispute for each such Disputed Item. If the Reinsurer does not deliver a Notice of Disagreement within such twenty-five (25) calendar day period, then the Reinsurance Premium, the Aggregate Limit, the Sub-Limit, the Section A Interim Paid UNL and the Section B Interim Paid UNL shall be deemed to equal the amounts provided in the Final Closing Statement and such amounts shall be final, binding and conclusive on the Parties.
(c)    If a Notice of Disagreement is timely delivered pursuant to Section 2.4(b), the Parties shall, during the thirty (30) calendar days following the receipt of such Notice of Disagreement by the Cedents, or such other period as to which the Parties mutually agree in writing (the “Resolution Period”), cooperate in good faith to reach agreement on the Disputed Items. If, by the end of the Resolution Period, the Parties are unable to reach such agreement with respect to all of the Disputed Items, they shall promptly thereafter engage and submit the unresolved Disputed Items (the “Unresolved Items”) to Ernst & Young LLP, or in the event Ernst & Young LLP refuses or is unable to accept or resigns from appointment provided hereunder, another independent, internationally recognized accounting firm with relevant expertise mutually selected by the Parties (the “Accounting Firm”) which shall promptly review this Agreement and the Unresolved Items. The Accounting Firm shall issue its written determination with respect to each Unresolved Item within thirty (30) calendar days after the Unresolved Items are submitted for review to the Accounting Firm; provided that the failure of the Accounting Firm to make its determination in such thirty (30) calendar day period shall not be grounds to defend against or object to the enforcement of such determination; provided, further, that the Parties shall instruct the Accounting Firm not to assign a value to any Unresolved Item greater than the greatest value for such Unresolved Item claimed by either the Cedents or the Reinsurer or less than the smallest value for such Unresolved Item claimed by either the Cedents or the Reinsurer. Each Party shall use commercially reasonable efforts to furnish to the Accounting Firm such non-privileged work papers, books, records and documents and other information pertaining to the Unresolved Items as the Accounting Firm may request and make reasonably available to the Accounting Firm personnel of each Party that have been involved in the preparation of the applicable Final Closing Statement or the Notice of Disagreement, as applicable. Any such information and documentation provided by any Party to the Accounting Firm shall concurrently be provided to the other Party to the extent not already so provided. The Cedents, on the one hand, and the Reinsurer, on the other hand, shall promptly (and in any event within ten (10) Business Days) after the Accounting Firm’s engagement each submit to the Accounting Firm their respective computations of the Unresolved Items identified in the Notice of Disagreement and information, arguments and support for their respective positions, and shall concurrently deliver a copy of such materials to the other Party. Each Party shall then be given an opportunity to supplement the information, arguments and support included in its initial submission with one additional submission to respond to any arguments or positions taken by the other Party in such other Party’s initial submission, which supplemental information shall be submitted to the Accounting

Firm (with a copy thereof to the other Party), within fifteen (15) Business Days after the first date on which both Parties have submitted their respective initial submissions to the Accounting Firm. The Accounting Firm shall thereafter be permitted to request additional or clarifying information from the Parties, and each of the Parties shall cooperate and shall cause its Representatives to cooperate with such requests of the Accounting Firm. The Parties acknowledge and agree that (i) the review by and determination of the Accounting Firm shall be limited to, and only to, the Unresolved Items that are contained in the reports prepared and submitted to the Accounting Firm by the Cedents and the Reinsurer, and (ii) the determinations by the Accounting Firm shall be based solely on (A) such reports submitted by the Cedents and the Reinsurer and the information and documents (including work papers) provided to the Accounting Firm which form the basis for the Cedents’ and the Reinsurer’s respective positions and not on the basis of an independent review and (B) this Agreement (including the defined terms set forth herein). Neither Party shall disclose to the Accounting Firm, and the Accounting Firm shall not consider for any purpose, any settlement discussions or settlement offer made by either Party with respect to any Notice of Disagreement unless otherwise agreed in writing by both Parties. The Accounting Firm shall act as an expert and not as an arbitrator, and the determination of the Accounting Firm shall be final, binding and conclusive on the Parties, absent manifest or mathematical error. The fees, expenses and costs of the Accounting Firm incurred in rendering any determination pursuant to this Section 2.4 shall be split equally between the Parties. Each Party agrees to enter into a customary engagement letter with the Accounting Firm.(d)    Following final resolution of the Reinsurance Premium (such amount, as fully and finally determined in accordance with this Section 2.4, the “Final Reinsurance Premium”), the Aggregate Limit (such amount, as fully and finally determined in accordance with this Section 2.4, the “Final Aggregate Limit”), Sub-Limit (such amount, as fully and finally determined in accordance with this Section 2.4, the “Final Sub-Limit”), the Section A Interim Paid UNL (such amount, as fully and finally determined in accordance with this Section 2.4, the “Final Section A Interim Paid UNL”) and the Section B Interim Paid UNL (such amount, as fully and finally determined in accordance with this Section 2.4, the “Final Section B Interim Paid UNL” and, together with the Final Section A Interim Paid UNL, the “Final Interim Paid UNL”), whether by the absence of timely delivery of a Notice of Disagreement or pursuant to Section 2.4(c), if the Final Reinsurance Premium exceeds the Estimated Reinsurance Premium, the Cedents shall, within five (5) Business Days following such resolution, deposit, on behalf of the Reinsurer, to the Trust Accounts (as applicable) an amount of cash equal to such excess by wire transfer of immediately available funds. If the Estimated Reinsurance Premium exceeds the Final Reinsurance Premium, the Reinsurer shall, within five (5) Business Days following such resolution, pay to the Cedents an amount equal to such excess, which payment may be satisfied, in the Reinsurer’s sole discretion, by either (i) a direct payment to the applicable Cedent by wire of immediately available funds or (ii) authorizing withdrawal by the applicable Cedent from the applicable Trust Account of such excess amount. The amount of any adjustment to be made pursuant to this Section 2.4(d) shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to five and three tenths percent (5.3%). Such interest shall be payable by the Party obligated to make, in the same manner and at the same time as, the payment to which it relates and shall be calculated daily on the basis of a 365-day year and the actual number of calendar days elapsed.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE CEDENTS
Subject to Section 9.16(g), except as disclosed in the Cedents Disclosure Schedule delivered by the Cedents to the Reinsurer simultaneously with the execution of this Agreement, each Cedent hereby represents and warrants to the Reinsurer, severally and solely as to itself, as of the date of this Agreement and as of the Closing Date as follows:
Section 3.1. Organization, Standing and Corporate Power. Each Cedent is an insurer duly incorporated and validly existing under the laws of its jurisdiction of Domicile. Each Cedent has all requisite corporate power and authority to carry on the operations of its business as it is now being conducted. As of the Closing Date, the Cedents will have obtained all authorizations and approvals required under Applicable Law to perform the obligations contemplated of the Cedents under the Transaction Agreements to which it will be a party.

Section 3.2. Authority. Each Cedent has the requisite corporate (or other organizational) power and authority to enter into the Transaction Agreements to which it will be a party and to consummate the transactions contemplated thereby. The execution and delivery by each Cedent of the Transaction Agreements to which it will be a party and the consummation by such Cedent of the transactions contemplated thereby have been and, with respect to the Transaction Agreements to which it will be a party to be executed and delivered at Closing, will be duly authorized by all necessary corporate or other organizational action on the part of such Cedent. Each of the Transaction Agreements to which it will be a party has been or, with respect to the Transaction Agreements to which it will be a party to be executed and delivered at the Closing, will be duly executed and delivered by such Cedent and, assuming the Transaction Agreements constitute valid and binding agreements of the other parties thereto, constitute valid and binding obligations of such Cedent, enforceable against such Cedent in accordance with their terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (clauses (a) and (b) shall be referred to as, the “Enforceability Exceptions”).
Section 3.3. No Conflict or Violation. The execution, delivery and performance by each Cedent of the Transaction Agreements to which it will be a party and the consummation of the transactions contemplated thereby in accordance with the respective terms and conditions hereof will not (a) violate any provision of the organizational documents of such Cedent, (b) violate any material contract, permit, Order against or imposed or binding upon, such Cedent in any material respect or (c) conflict with, result in a breach of or default under, be prohibited by, require any consent or other action under, or give rise to a right of termination, amendment or acceleration under, any material Contract or instrument to which it is a party, except, in the case of the foregoing clause (b) and clause (c), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no material claim (other than ordinary course claims and claims litigation), action, suit, litigation, legal, administrative or arbitration proceeding, regulatory inquiry, investigation or examination relating to the Subject Business that is pending or, to the Knowledge of the Cedents, threatened against or involving any of the Cedents or any of their Affiliates, or any of their or their Affiliates’ assets, properties, rights or privileges that, individually or in the aggregate, is material to the Subject Business or that challenges or would reasonably be expected to have the effect of preventing or materially delaying or making unlawful the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements.
Section 3.4. Governmental Consents. Subject to the matters referred to in the next sentence, the execution, delivery and performance by each Cedent of the Transaction Agreements to which it will be a party or otherwise bound and the consummation of the transactions contemplated thereby in accordance with the respective terms and conditions thereof will not contravene any Applicable Law. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Cedent in connection with the execution and delivery of this Agreement or the Transaction Agreements to which it will be party, or the consummation by such Cedent of the transactions contemplated hereby or thereby, except for the approvals, filings, and notices set forth in Section 3.4 of the Cedents Disclosure Schedule and such other consents, approvals, authorizations, declarations, filings, or notices that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to (i) be material to the Subject Business or the administration of the SP Contracts or the transactions contemplated by the Transaction Agreements or (ii) materially impair or delay the ability of the Cedents or any of their Affiliates to perform any of their material obligations under this Agreement or the other Transaction Agreements.

Section 3.5. Compliance. Except as disclosed in Section 3.5 of the Cedents Disclosure Schedule, each Cedent is in compliance in all material respects with all Applicable Law, its organizational documents and all material permits and licenses issued to such Cedent by any Governmental Authority except for any non-compliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Cedents nor any of their respective directors, officers, or to the Knowledge of the Cedents, employees or agents, is a Sanctioned Person. The Subject Business does not include any policies, agreements, contracts or other dealings with or involving any Sanctioned Person or any Sanctioned

Jurisdiction. Each Cedent has adopted and maintains, or is subject to, written policies, procedures and internal controls reasonably designed and implemented to comply with all applicable Sanctions and AML Laws.
Section 3.6. Broker. No broker or finder other than Marsh Re has acted directly or indirectly for any Cedent which might be entitled to any fee or commission from the Reinsurer or its Affiliates in connection with the transactions contemplated by this Agreement. The Cedents shall be responsible for any fee due to Marsh Re in connection with the transactions contemplated by this Agreement.
Section 3.7. Information Disclosed. As of the date of this Agreement, to the Knowledge of the Cedents: (a) all material relevant information relating to the Subject Business has been made available in the Data Room and (b) the contents of the Data Room are accurate and complete in all material respects.
Section 3.8.    Financial.
(a)Each of the Cedents has made available to the Reinsurer in the Data Room prior to the date hereof, copies of (x) the audited annual statutory financial statements of such Cedent as of and for the years ended December 31, 2025 and December 31, 2024 and (y) the unaudited quarterly statutory financial statements of such Cedent as of and for the quarters ended March 31, 2026 and June 30, 2026 ((x) and (y) collectively, the “Cedents Statutory Financial Statements”). The statutory policy reserves with respect to the SP Contracts contained in the Cedents Statutory Financial Statements were determined in all material respects in accordance with Applicable Law, the Domicile Accounting Rules, the SP Contracts and generally accepted actuarial standards applicable to such Cedent applying consistent practices, assumptions and methodologies used as of their respective dates (except as otherwise noted in the Cedents Statutory Financial Statements); provided, however, nothing in this Section 3.8 shall be deemed a representation or warranty with respect to the adequacy of reserves for the Subject Business. Since the date of the last audited Cedents Statutory Financial Statements, there has been no change which is materially adverse to the condition (financial or otherwise), prospects, results of operations or general affairs of the Subject Business.
(b)There are no permitted practices granted to the Cedents by a Governmental Authority that have the potential to affect such Cedent’s financial reporting under Domicile Accounting Rules as of the date hereof with respect to the Subject Business.
(c)    The Cedents Statutory Financial Statements were derived from, prepared using, and are consistent in all material respects with the Books and Records of the Cedents. The Books and Records of the Cedents have been maintained in compliance in all material respects with Applicable Law and have been prepared using processes and procedures for which there are no weaknesses or deficiencies in internal controls over financial reporting that could adversely affect the reporting of the financial condition and results of operations of the Subject Business.

Section 3.9. Absence of Changes. Since the Valuation Date, (a) the Subject Business has been conducted in all material respects in the ordinary course consistent with past practices and (b) there has not been any adverse event, change or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on (i) the Subject Business or (ii) the liabilities to be reinsured by the Reinsurer under the LPT Agreement . Since the Valuation Date to the date of this Agreement, the Cedents have not taken any action or failed to take any action that would have required the Reinsurer’s consent under Section 5.1. had such action or omission occurred during the period from the date hereof to Closing.
Section 3.10. SP Contracts.
(a)With respect to each SP Contract: (i) neither of the Cedents nor, to the Knowledge of the Cedents, the other party or parties thereto, is in default under such SP Contract in any material respect, and to the Knowledge of the Cedents, no event has occurred which would create a material default or breach under such SP Contract; (ii) such SP Contract is in full force and effect and is valid and enforceable in accordance with its terms subject to the Enforceability Exceptions; and (iii) to the Knowledge of the Cedents, such SP Contract complies in all material respects with Applicable Law. There are no material pending or, to the Knowledge of the Cedents, threatened disputes with respect to the parties’ performance under, or the validity of, any such SP Contract.
(b)The execution, delivery and performance of the LPT Agreement and the consummation of the transactions contemplated thereby do not and will not violate or result in a breach of (including of any net retention, net retained lines, restriction on retrocession or similar provision), or constitute an occurrence of default under, result in the acceleration or cancellation of or give rise to a right by any party to terminate or amend or increase collateralization requirements under, any SP Contracts.
(c)Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Subject Business, taken as a whole, since December 31, 2023, all amounts payable or credited by or on behalf of any of the Cedents, to any Person under any SP Contract have in all material respects been paid or credited in accordance with Applicable Law and the terms of the SP Contracts under which they arose, and such payments or credits were not materially delinquent and were paid or credited without fines or penalties except for such claims for which the applicable Cedent believed there was a reasonable basis to contest payment.
(d)To the Knowledge of the Cedents, there are no material unpaid claims or assessments made against any Underlying Cedents by any state insurance guaranty associations or similar organizations in connection with such association’s insurance guaranty fund for which either of the Cedents is liable under any SP Contract.

Section 3.11. Specified Data. The Specified Data supplied by or on behalf of the Cedents or any of their Affiliates to the Reinsurer or any of its Affiliates in connection with this Agreement, the other Transaction Agreements and the transactions contemplated hereby or thereby as of the date supplied (a) was derived from the Books and Records, (b) was generated from the same underlying sources and systems that were relied on to prepare the Cedents Statutory Financial Statements and (c) was complete and accurate in all material respects (including the factual information contained therein); provided, however, with respect to Items 8 through 16 set forth on Schedule II, the following shall apply in lieu of the preceding clauses (a) through (c): (a) was true and complete copies of such documents as received by the Cedents or any of their Affiliates from the preparer of such documents, and no preparer has (i) issued to the Cedents or any of their Affiliates any newer, subsequent or revised version of any such documents or (ii) notified the Cedents or any of their Affiliates that any such documents contains errors or is inaccurate in any material respects and (b) to the Knowledge of the Cedents does not contain any material error, omission or inaccuracy. For the avoidance of doubt, the Cedents are not making any representation with respect to the accuracy of projections or forecasts of the future performance of the SP Contracts or the Subject Business.
Section 3.12. Solvency. Each Cedent is Solvent and is not subject to any liquidation, rehabilitation, receivership, supervision, conservation or bankruptcy proceeding or any similar or analogous process. For the purposes of this Section 3.12, the term “Solvent” means, with respect to a Cedent as of any date of determination, that (a) the amount of the fair saleable value of the assets of such Cedent exceeds (i) the value of all liabilities of such Cedent, including contingent and other liabilities, and (ii) the amount that will be required to pay the probable liabilities of such Cedent on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Cedent does not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Cedent will be able to pay its liabilities, including contingent and other liabilities, in the ordinary course as they come due.
Section 3.13. Inuring Reinsurance.

(a)    Except as set forth in Section 3.13(a) of the Cedents Disclosure Schedule, each Inuring Reinsurance is a legal, valid and binding obligation of the Cedents and, to the Knowledge of the Cedents, each other party to such Inuring Reinsurance, and is enforceable against the applicable Cedent, and, to the Knowledge of the Cedents, each such other party, in accordance with its terms except as such enforceability may be limited by the Enforceability Exceptions, and neither the Cedents nor, to the Knowledge of the Cedents, any other party to an Inuring Reinsurance is in material default or material breach or has failed to perform any material obligation under an Inuring Reinsurance, and, to the Knowledge of the Cedents, there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both). The Cedents have not received any written notice, or to the Knowledge of the Cedents, oral notice, in respect of a cancellation, termination or non-renewal of an Inuring Reinsurance that remains in effect, or of an intent to, terminate, or not renew any Inuring Reinsurance or any transaction contemplated thereby. No Inuring Reinsurance contains any provision providing that the party other than the Cedents may terminate, re-capture, commute, rescind, accelerate or declare any of the Cedents in breach under such agreement by reason of the transactions contemplated by this Agreement or the other Transaction Agreements.

(b)    Except pursuant to the Inuring Reinsurances, no risks or liabilities of the SP Contracts have been ceded to, or assumed from, any other Person.

(c)    To the Knowledge of the Cedents, each Cedent is entitled to take full reinsurance credit with respect to each Inuring Reinsurance in its Cedents Statutory Financial Statements pursuant to Applicable Law. Each of the Cedents has administered the Inuring Reinsurances in accordance with their terms in all material respects and all amounts owed (that are not being disputed in good faith) under any Inuring Reinsurance have been paid in accordance with their terms in all material respects.

Section 3.14. Third-Party Administrators. To the Knowledge of the Cedents, since January 1, 2024, each third-party administrator that managed or administered any material portion of the Subject Business, at the time such Person managed or administered such Subject Business, was duly licensed as required by Applicable Law (for the type of business managed or administered on behalf of such entity), and to the Knowledge of the Cedents, no such third-party administrator has been since January 1, 2024 or is in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Applicable Law applicable to the administration or management of insurance business for the Cedents except for such failures to be licensed or such violations that would not, individually or in the aggregate, result in a Material Adverse Effect.
The Cedents make no representations or warranties with respect to this Agreement other than those expressly set forth in this Article III. The representations and warranties of the Cedents contained in this Article III are limited to this Agreement, and are not intended to be representations or warranties of the Cedents under any other Transaction Agreements. Nothing contained herein shall be construed to alter or add to any representations or warranties that may be separately given by any Cedent under any Transaction Agreement (which representations and warranties shall relate solely to the Transaction Agreement in which they are given).
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF REINSURER

Subject to Section 9.16(g), except as disclosed in the applicable sections of the Reinsurer Disclosure Schedule delivered by the Reinsurer to the Cedents simultaneously with the execution of this Agreement, the Reinsurer hereby represents and warrants to the Cedents as of the date of this Agreement and as of the Closing Date as follows:
Section 4.1. Organization, Standing and Corporate Power. The Reinsurer is an insurance company duly organized, validly existing and in good standing under the laws of Bermuda and has all requisite corporate power and authority to carry on the operations of its business as they are now being conducted. As of the Closing Date, the Reinsurer will have obtained all authorizations and approvals required under Applicable Law to perform the obligations contemplated of the Reinsurer under the Transaction Agreements.

Section 4.2. Authority. The Reinsurer has the requisite corporate (or other organizational) power and authority to enter into the Transaction Agreements to which it will be a party and to consummate the transactions contemplated thereby. The execution and delivery by the Reinsurer of the Transaction Agreements to which it will be a party and the consummation by the Reinsurer of the transactions contemplated thereby have been and, with respect to the Transaction Agreements to which it will be a party to be executed and delivered at Closing, will be duly authorized by all necessary corporate or other organizational action on the part of the Reinsurer. Each of the Transaction Agreements to which the Reinsurer is a party has been or, with respect to the Transaction Agreements to be executed and delivered at the Closing, will be duly executed and delivered by the Reinsurer and, assuming the Transaction Agreements constitute valid and binding agreements of the other parties thereto, constitute valid and binding obligations of the Reinsurer, enforceable against the Reinsurer in accordance with their terms, subject to the Enforceability Exceptions.
Section 4.3. No Conflict or Violation. The execution, delivery and performance by the Reinsurer of the Transaction Agreements to which it will be a party and the consummation of the transactions contemplated thereby in accordance with the respective terms and conditions hereof will not (a) violate any provision of the organizational documents of the Reinsurer, or (b) violate any material contract, permit, Order, condition or agreement, against or imposed or binding upon, the Reinsurer in any material respect.
Section 4.4. Governmental Consents. Subject to the matters referred to in the next sentence, the execution, delivery and performance by the Reinsurer of the Transaction Agreements and the consummation of the transactions contemplated thereby in accordance with the respective terms and conditions hereof will not contravene any Applicable Law which would, individually or in the aggregate, impair the ability of the Reinsurer to consummate the transactions contemplated by the Transaction Agreements or perform its obligations thereunder. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Reinsurer in connection with the execution and delivery of the Transaction Agreements by the Reinsurer, or the consummation by the Reinsurer of the transactions contemplated hereby or thereby, except for the approvals, filings, and notices set forth in Section 4.4 of the Reinsurer Disclosure Schedule and such other consents, approvals, authorizations, declarations, filings, or notices that, if not obtained or made, would not, individually or in the aggregate, impair the ability of the Reinsurer to consummate the transactions contemplated by the Transaction Agreements or perform its obligations thereunder.
Section 4.5.    Compliance.
(a)Except as disclosed in Section 4.5(a) of the Reinsurer Disclosure Schedule, the Reinsurer is and has been in compliance in all material respects with all Applicable Laws, its articles of incorporation and bylaws or other organizational documents and all material permits and licenses issued to the Reinsurer by any Governmental Authority, except for any non-compliance which would not, individually or in the aggregate, reasonably be expected to impair the ability of the Reinsurer to consummate the transactions contemplated by the Transaction Agreements or perform its obligations thereunder.
(b)    Within the past five (5) years, no Governmental Authority has revoked any license or status held by the Reinsurer to conduct its business or operations. The Reinsurer meets all of the requirements on the part of such respective entity set forth by Applicable Law (including the Applicable Laws of its jurisdiction of formation) in order for all necessary consents, approvals, authorizations, declarations, filings or notices with

Governmental Authorities related to the transactions contemplated by the Transaction Agreements to be obtained, and there are no facts, events or circumstances, involving or relating to the Reinsurer that may prevent or delay the granting of any such consents, approvals, authorizations, declarations, filings or notices with Governmental Authorities.
Section 4.6. Broker. No broker or finder has acted directly or indirectly for the Reinsurer who might be entitled to any fee or commission from the Cedents or their Affiliates in connection with the transactions contemplated by this Agreement.
Section 4.7. Financial Statements. The Reinsurer has previously delivered to the Cedents copies of (i) the audited annual financial statements of the Reinsurer as of and for the years ended December 31, 2025 and December 31, 2024 and (ii) the unaudited quarterly financial statements of the Reinsurer as of and for the quarter ended June 30, 2026 (the “Reinsurer Statutory Financial Statements”). Such Reinsurer Statutory Financial Statements were prepared in accordance with Applicable Law and Domicile Accounting Rules consistently applied throughout the periods involved. The Reinsurer has also delivered to the Cedents a draft of the unaudited quarterly financial statements of the Reinsurer as of and for the quarter ended September 30, 2026 (the “Draft Q3 Financial Statements”). Since the date of the last audited Reinsurer Statutory Financial Statements, there has been no change (nor any development or event involving a prospective change of which the Reinsurer is, or might reasonably be expected to be, aware) which is materially adverse to the condition (financial or otherwise), prospects, results of operations or general affairs of the Reinsurer.
Section 4.8. Administrator. The representations and warranties set forth in Section 4.1 through Section 4.5 are true and correct with respect to the Administrator, mutatis mutandis, as if each reference therein to the Reinsurer were a reference to the Administrator and each reference to the Transaction Agreements were a reference to the Transaction Agreements to which the Administrator will be a party; provided that such representations and warranties shall be made with the understanding that the Administrator is a limited liability company organized under the laws of the Commonwealth of Massachusetts.

Each of the Reinsurer and the Administrator makes no representations or warranties with respect to this Agreement other than those expressly set forth in this Article IV. The representations and warranties of the Reinsurer and the Administrator contained in this Article IV are limited to this Agreement, and are not intended to be representations or warranties of the Reinsurer and the Administrator under any other Transaction Agreements. Nothing contained herein shall be construed to alter or add to any representations or warranties that may be separately given by either the Reinsurer or the Administrator under any Transaction Agreement (which representations and warranties shall relate solely to the Transaction Agreement in which they are given).

ARTICLE V
COVENANTS

Section 5.1.    Conduct of the Subject Business. During the period from the date of this Agreement through the earlier of the Closing Date or the termination of this Agreement, except (x) as otherwise expressly required to effectuate the transactions contemplated by this Agreement or the Ancillary Agreements, (y) as expressly permitted by any Transaction Agreement or as required by Applicable Law or its Domicile Accounting Rules, or (z) with the consent of the Reinsurer (which consent shall not be unreasonably withheld, conditioned, or delayed), the Cedents (a) shall, and (where applicable) shall cause their Affiliates to, conduct the Subject Business in the ordinary course consistent with past practice and (b) shall not, and (where applicable) shall cause their Affiliates not to:
(i)enter into any new reinsurance agreements with respect to the Subject Business;
(ii)make any material changes to the reserving methodologies for the Subject Business in effect as of the date hereof, outside the ordinary course of business;
(iii)make any material changes with respect to the claims management of the Subject Business;
(iv)modify, amend, terminate or waive any material right under any Inuring Reinsurance;
(v)take any actions that, if taken on or following the Closing Date, would not be permitted pursuant to or would constitute a breach under Section 2.5 or Section 13.4 of the LPT Agreement; or
(vi)enter into a binding agreement to take any of the foregoing actions.
Section 5.2.    Access to Information.
(a)From and after the date hereof until the earlier of the Closing Date and the termination of this Agreement, no more than two (2) times per calendar year, upon ten (10) Business Days’ prior notice, the Reinsurer and the Administrator, at such entity’s own expense, shall have the right to inspect all Books and Records at any reasonable time during normal business hours at the office of the Cedents; provided, however, that if any Books and Records are maintained by the Cedents’ Representatives, then the Cedents shall undertake commercially reasonable efforts to make such Books and Records available to the Reinsurer or Administrator, as applicable, in accordance with this Section 5.2 (at the Reinsurer’s or Administrator’s own expense, as applicable). No Cedent shall be obligated to provide access to any such books, records or documents hereunder if such Cedent determines, in its reasonable judgment, that doing so would (a) violate Applicable Law or a contract, agreement or obligation of confidentiality owing to a third party, (b) jeopardize the protection of an attorney-client privilege or other professional, regulatory, or legal duty of confidentiality, (c) expose a Cedent or its Affiliates to liability (including for disclosure of sensitive or personal information) or (d) jeopardize the protection of any Trade Secrets of such Party (Trade Secrets shall have the meaning provided in Section 1839 of the United States Economic Espionage Act of 1996), it being understood that such Cedent shall use its commercially reasonable efforts to enable such information to be furnished or made available to the Reinsurer or Administrator, as applicable, without so jeopardizing privilege, contravening such obligation or exposing such Party to such liability. Without limiting the terms thereof, the provisions of Section 5.6 shall govern the obligations of the Reinsurer, the Administrator and their respective Representatives with respect to all information of any type furnished or made available to them pursuant to this Section 5.2.
(b)The Reinsurer shall hold, and shall cause the Administrator to hold, all Books and Records furnished to it by or on behalf of the Cedents in accordance with Section 5.6, the Confidentiality Agreement and the confidentiality obligations agreed to between the Parties pursuant to the Transaction Agreements (including but not limited to the Common Interest and Confidentiality Agreement). The Reinsurer shall cause the Administrator to comply with Section 5.6, the Confidentiality Agreement and the Common Interest and Confidentiality Agreement, and shall be responsible for any breach thereof by the Administrator or its Representatives.
Section 5.3.    Consents, Approvals and Filings.
(a)Upon the terms and subject to the conditions hereof, each of the Cedents and the Reinsurer shall, and shall cause their respective Affiliates to, use their reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable, to fulfill all conditions applicable to such Party pursuant to the Transaction Agreements and to consummate and make effective, as promptly as reasonably practicable, the transactions contemplated by this Agreement and the other Transaction Agreements, including (i) preparing and filing with any applicable Governmental Authority as promptly as practicable (but in any case no later than fifteen (15) Business Days after the date of this Agreement) all notices, filings and requests for approval necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Agreements, including the Required Regulatory Approvals, as set forth on, with respect to the Cedents, Section 5.3(a) of the Cedents Disclosure Schedule and, with respect to the Reinsurer, Section 5.3(a) of the Reinsurer Disclosure Schedule, (ii) obtaining any other consents, approvals, waivers, authorizations, notices and filings set forth on, with respect to the Cedents, Section 3.4 of the Cedents Disclosure Schedule and, with respect to the Reinsurer, Section 4.4 of the Reinsurer Disclosure Schedule, (iii) using reasonable best efforts to obtain all Governmental Approvals necessary, proper or advisable to consummate the transactions contemplated by this Agreement and other Transaction Agreements, including by using reasonable best efforts to provide, and causing their respective Affiliates to use reasonable best efforts to provide, such information and documents to Governmental Authorities (or to the other Party, for inclusion in submissions to Governmental Authorities) as such Governmental Authorities may reasonably require or request, and (iv) using reasonable best efforts to comply as promptly as practicable with all requirements and requests of Governmental Authorities applicable to the transactions contemplated by this Agreement and the other Transaction Agreements; provided that in no event shall any Party be required to commence, continue, participate in, support or defend any Action in opposition to any Governmental Authority; provided, further, in no event shall any Party be required to consent to any Burdensome Condition imposed by any Governmental Authority on such Party or its Affiliates nor shall any Party agree to take any action that would reasonably be expected to constitute a Burdensome Condition with respect to the other Party.

(b)Each of the Parties shall consult and cooperate with one another, and shall provide to the other Party copies of all applications or other communications to Governmental Authorities in connection with this Agreement in advance of the filing or submission thereof, and each Party shall keep the other apprised at reasonable intervals of the status of such matters relating to such applications or communications. The Cedents and the Reinsurer shall have the right to review in advance and shall be provided with a reasonable opportunity to comment on, and to the extent practicable each shall consult the other on, in each case subject to Applicable Law, any material filing made with, or written materials submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement, solely to the extent relating to the Subject Business and the Ancillary Agreements, and each party agrees to consider in good faith any comments of the other Party thereon. The Cedents and the Reinsurer shall promptly advise each other upon receiving any substantive communication from any Governmental Authority whose consent, approval, waiver or authorization is required to consummate the transactions contemplated by this Agreement, including promptly furnishing each other copies of any written or electronic communication, and shall promptly advise each other when any such communication causes such Party to believe that there is a reasonable likelihood that any such consent, approval, waiver or authorization will not be obtained or that the receipt of any such consent, approval, waiver or authorization will be materially delayed or conditioned. Each Party shall give to the other Party reasonable prior written notice of the time and place when any meetings, telephone calls or other conferences may be held by it with any Governmental Authority on or after the date hereof in connection with obtaining consents, approvals, waivers or authorizations necessary to consummate the transactions contemplated by this Agreement or the Ancillary Agreements, and the other Party shall have the right to have a representative or representatives attend or otherwise participate in any such meeting, telephone call or other conference.

(c)Prior to either Party being entitled to invoke a Burdensome Condition, each of the Parties and their respective Representatives shall promptly confer in good faith in order to (x) exchange and review their respective views and positions as to any Burdensome Condition or potential Burdensome Condition, (y) discuss in good faith potential approaches that may mitigate or eliminate such Burdensome Condition or potential Burdensome Condition and (z) act reasonably and in good faith in determining, in its sole discretion, whether any such potential approaches should be accepted, and not unreasonably delay in the implementation of any potential approaches so accepted by such Party in its sole discretion.

(d)In no event shall the Reinsurer, the Cedents or their respective Affiliates be required to propose, commit to, accept or effect any action requested by a Governmental Authority that is not conditioned upon the occurrence of, and to be performed at or after, the Closing.

Section 5.4. Public Announcements. Each of the Reinsurer and the Cedents, and their respective Affiliates, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by the Transaction Agreements and shall not issue any such press release or make any such public statement with respect to such matters without the advance approval of the other Party following such consultation (such approval not to be unreasonably withheld, delayed, or conditioned), except as may be required by

Applicable Law or by the requirements of any securities exchange; provided that in the event that any Party is required by Applicable Law or the requirements of any securities exchange to issue any such press release or make any public statement and it is not feasible to obtain the advance approval of the other Party hereto as required by this Section 5.4, the Party that issues such press release or makes such statement shall provide the other Party with notice and a copy of such press release or statement as soon as reasonably practicable.
Section 5.5. Further Assurances. The Cedents and the Reinsurer shall (a) execute and deliver, or shall cause to be executed and delivered, such documents, certificates, agreements, and other writings and shall take, or shall cause to be taken, such further actions as may be reasonably required or requested by any party to carry out the provisions of the Transaction Agreements and consummate or implement expeditiously the transactions contemplated by the Transaction Agreements; and (b) refrain from taking any actions that could reasonably be expected to impair, delay, or impede the Closing. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each Party agrees to use its commercially reasonable efforts, except to the extent that a higher standard might be imposed elsewhere in this Agreement, to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Transaction Agreements.
Section 5.6. Confidentiality. The Parties hereto agree that the Confidentiality Agreement shall be deemed to be incorporated herein and shall remain in full force and effect in accordance with its terms, notwithstanding the termination provisions thereof, and, in addition, covenant and agree to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to the other pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, each of the Confidentiality Agreement and the provisions of this Section 5.6 shall nonetheless continue in full force and effect in accordance with its terms.
Section 5.7.    Reinsurer Financial Statements.
(a)The Reinsurer shall deliver to the Cedents (i) the finalized unaudited quarterly financial statements of the Reinsurer as of and for the quarter ended September 30, 2026 within five (5) Business Days following the approval thereof by the board of directors of the Reinsurer and in any event prior to the Closing, and (ii) copies of the audited annual statements of the Reinsurer as of and for the year ended December 31, 2026 and unaudited quarterly statements of the Reinsurer as of and for the quarter ended March 31, 2027, in each case, within five (5) Business Days of such financial statements becoming available.
(b)    Each of the Cedents shall deliver to the Reinsurer (i) the finalized unaudited quarterly financial statements of such Cedent as of and for the quarter ended September 30, 2026 within five (5) Business Days following the approval thereof by the board of directors of such Cedent and in any event prior to the Closing, and (ii) copies of the audited annual statements of such Cedent as of and for the year ended December 31, 2026 and unaudited quarterly statements of such Cedent as of and for the quarter ended March 31, 2027, in each case, within five (5) Business Days of such financial statements becoming available.
Section 5.8. Trust Account Funding. The Parties acknowledge and agree that the Reinsurer shall not be required to deposit funds in the Trust Accounts on the Closing Date. Further, no investment income shall be withdrawn from the Trust Accounts until January 1, 2028 (the “Springing Date”).
Section 5.9. Ancillary Agreements. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, the Parties agree to, and to cause their applicable Affiliates to, promptly negotiate in good faith and finalize the Ancillary Agreements, including the schedules and exhibits thereto. Except as otherwise set forth herein or in the applicable Ancillary Agreements, the finalized schedules and exhibits to each of the Ancillary Agreements shall be attached to the applicable forms of Ancillary Agreements to be executed and delivered by the Parties or their respective Affiliates at the Closing.
Section 5.10. Sanctions and AML Compliance. In no event shall any Party be required to or be deemed to be required to make any payment hereunder, or have or be deemed to have any rights or obligations under this Agreement, to the extent that such payment, right or obligation would be prohibited under Sanctions or AML Laws applicable to such Party; provided that to the extent permissible under applicable Sanctions and AML Laws, if it is reasonably practicable to provide only partial coverage under this Agreement, such permissible partial coverage shall remain in effect, and any suspended amounts shall become due and payable once such payment or performance is no longer prohibited. If either Party becomes aware that any payment or other performance under this Agreement has likely violated, or is likely to violate, any Sanctions or AML Laws, it will promptly notify the other Party and the Parties shall cooperate to take reasonable corrective actions. Each Party will comply with requirements of Sanctions and AML Laws applicable to it in all material respects and shall not cause the other Party to violate any Sanctions or AML Laws.
Section 5.11. SP Contract and Underlying SP Contract Covenants.
(a)From and after the date hereof, each Cedent will comply in all material respects with all of the terms and conditions of, and its obligations under, and enforce its rights under, the SP Contracts and the Underlying SP Contract to which it is a party.
(b)From the date hereof until the earlier of the Closing Date or the date of termination of this Agreement, except with the prior written consent of the Reinsurer (not to be unreasonably withheld, delayed or conditioned), (i) each of the Cedents shall comply in all material respects with its obligations under the SP Contracts and the Underlying SP Contract and (ii) each of the Cedents shall in the ordinary course of business maintain the SP Contracts and the Underlying SP Contract.
Section 5.12. Parental Guarantee.
(a)    Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Cedents (the “Parental Guarantee”) full and prompt payment when due of the Reinsurer’s and the Administrator’s payment obligations to the Cedents pursuant to this Agreement and the Ancillary Agreements, less amounts paid by the Reinsurer or the Administrator in respect thereof or satisfied by application of any offset, setoff or recoupment provision of such Ancillary Agreement (the “Guaranteed Obligations”). The Guarantor’s aggregate liability to the Cedents under this Agreement and the Ancillary Agreements shall not exceed the Final Aggregate Limit (including the Final Sub-Limit). Notwithstanding anything to the contrary contained in this Agreement, to the extent the Reinsurer or the Administrator is relieved of all or any portion of the Guaranteed Obligations in accordance with the express terms of this Agreement or an Ancillary Agreement (other than by reason of any of the circumstances described in clauses (i) through (iv) of Section 5.12(e)), Guarantor shall be similarly relieved of its obligations under this Agreement and such Ancillary Agreement.
(b)    Guarantor shall, within fifteen (15) Business Days of receipt of a written demand from the Cedents, pay the full amount of any Guaranteed Obligation that is then due and payable and has not been paid by the Reinsurer pursuant to this Agreement or an Ancillary Agreement (following a request for payment from the Cedents to the Reinsurer and taking into account and giving effect to any applicable notice and cure or grace periods therein). All payments made by Guarantor hereunder shall be paid in U.S. dollars in immediately available funds to such accounts as may be designated by the Cedents from time to time.
(c)The Parental Guarantee is a guarantee of payment of the Guaranteed Obligations when due and not merely of collection. If the Reinsurer fails to pay when due all or any portion of the Guaranteed Obligations, following the expiration of the fifteen (15) Business Day period specified in Section 5.12(b) and Guarantor’s failure to comply with its obligations thereunder and following a request for payment from the Cedents to the Reinsurer, the Cedents may, at their option, proceed directly against Guarantor to collect and recover the full amount of the Reinsurer’s liability to pay such Guaranteed Obligation (or any portion thereof) then due and owing and otherwise enforce the rights of the Cedents to demand Guarantor to pay such Guaranteed Obligations then due and owing as it is required to pay in accordance with the terms of this Agreement, without proceeding against or joining the Reinsurer or any other Person.
(d)For the avoidance of doubt, any payment of a Guaranteed Obligation by Guarantor shall be deemed to satisfy the Reinsurer’s obligation to pay such Guaranteed Obligation under this Agreement and the applicable Ancillary Agreement to the extent of such payment by Guarantor. The Cedents shall not be entitled to obtain payment of a Guaranteed Obligation from the Reinsurer or any replacement or successor thereof or substitution therefor, to satisfy such Guaranteed Obligation or apply any right of offset, setoff, recoupment or deduction, to satisfy such Guaranteed Obligation to the extent that such Guaranteed Obligation has theretofore been paid by Guarantor.
(e)    The Parental Guarantee is a continuing guaranty and the obligations of Guarantor hereunder are and shall be absolute under any and all circumstances provided for in this Agreement and to the fullest extent permitted by Applicable Law, and subject to the last sentence of this Section 5.12(e), and Guarantor hereby waives any defense it may have relating to, (i) any claim as to the validity or enforceability of this Agreement or any Ancillary Agreement, (ii) any change in time, manner or place of payment of the Guaranteed Obligations or any other amendment or waiver of or consent to departure from any of the terms or conditions of this Agreement or any Ancillary Agreement (which are made in accordance with the terms and conditions of any Ancillary Agreement or this Agreement, as applicable) or (iii) any change, restructuring or termination of the corporate structure or existence of the Reinsurer or the Administrator or (iv) any dissolution, liquidation, conservation, rehabilitation, bankruptcy, statutory reorganization, receivership, compulsory composition, or similar proceeding affecting the Reinsurer or the Administrator or any of their assets or any resulting release or discharge of any obligation of the Reinsurer or the Administrator under this Agreement or any Ancillary Agreement. Subject to the last sentence of this Section 5.12(e), Guarantor hereby expressly waives promptness, diligence, demand, notice of dishonor, and notice of protest or other default with respect to the Guaranteed Obligations, or any requirements that any right or power be exhausted or any action taken against the Reinsurer or the Administrator, except as provided in this Agreement. Notwithstanding the foregoing, Guarantor does not waive and expressly preserves (x) defenses based on fraud or willful misconduct, (y) defenses to the payment of the Guaranteed Obligations that are available to the Reinsurer or the Administrator under any Ancillary Agreement (for the avoidance of doubt, including any rights or defenses of a Cedent under an SP Contract to which the Reinsurer or Administrator is entitled), including setoff, offset, recoupment, deduction and counterclaim, to the extent such rights exist for the Reinsurer or the Administrator under any Ancillary Agreement, and (z) defenses based on breach of this Agreement.
(f)    Section 9.7 (Dispute Resolution), Section 9.8 (Governing Law) and Section 9.9 (Service of Suit) shall apply to the Guarantor and to any dispute arising under or relating to this Section 5.12, mutatis mutandis, and for such purposes the Guarantor shall be treated as a Party on the same side as the Reinsurer.
(g)    This Section 5.12 shall only become effective upon the Closing.
ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1.    Conditions to Each Party’s Obligations. The obligations of the Reinsurer and Cedents to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:
(a)Approvals. All Required Regulatory Approvals shall have been obtained or made, and shall be in full force and effect, each without the imposition of a Burdensome Condition on the Party seeking to invoke this condition.
(b)No Injunctions or Restraints. No Governmental Authority of competent jurisdiction shall have enacted, enforced or entered any Applicable Law or Order that prohibits, restrains or enjoins the consummation of the transactions contemplated by the Transaction Agreements.

If the Closing occurs, all conditions set forth in this Section 6.1 that have not been fully satisfied as of the Closing shall be deemed to have been fully waived by the Parties for purposes of this Article VI.

Section 6.2. Conditions to Obligations of the Reinsurer. The obligations of the Reinsurer to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following additional conditions:
(a)Representations and Warranties. (i) The Cedent Fundamental Representations shall be true and correct in all respects except for any inaccuracies that are de minimis as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date), (ii) the representations and warranties set forth in Section 3.9(b) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date and (iii) the representations and warranties of the Cedents set forth in Article III (other than the Cedent Fundamental Representations and the representations and warranties set forth in Section 3.9(b)) shall be true and correct (without giving effect to any limitation set forth therein as to materiality or Material Adverse Effect) on and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty speaks only as of an earlier date, in which event such representation and warranty shall have been true and correct as of such date), except where the failure of all such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)Performance of Obligations of the Cedents. The Cedents shall have performed and complied in all material respects with all agreements, obligations, and covenants required to be performed or complied with by them under this Agreement on or prior to the Closing Date.
(c)Closing Deliveries. The Cedents shall have delivered or caused to be delivered to the Reinsurer each of the documents required to be delivered pursuant to Section 2.2.

If the Closing occurs, all conditions set forth on this Section 6.2 that have not been fully satisfied as of the Closing shall be deemed to have been fully waived by the Reinsurer for purposes of this Article VI.
Section 6.3. Conditions to Obligations of the Cedents. The obligations of the Cedents to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following additional conditions:
(a)    Representations and Warranties. (i) The Reinsurer Fundamental Representations shall be true and correct in all respects except for any inaccuracies that are de minimis as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date), and (ii) the representations and warranties of the Reinsurer set forth in Article IV (other than the Reinsurer Fundamental Representations) shall be true and correct (without giving effect to any limitation set forth therein as to materiality) on and as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty speaks only as of an earlier date, in which event such representation and warranty shall have been true and correct as of such date), except where the failure of all such representations and warranties to be so true and correct would not, individually or in the aggregate, impair the ability of the Reinsurer to consummate any of the transactions contemplated by the Transaction Agreements.
(b)    Performance of Obligations of Reinsurer. The Reinsurer shall have performed and complied in all material respects with all agreements, obligations, and covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date.
(c)    Closing Deliveries. The Reinsurer shall have delivered or caused to have delivered to the Cedents each of the documents required to be delivered pursuant to Section 2.2.
If the Closing occurs, all conditions set forth in this Section 6.3 that have not been fully satisfied as of the Closing shall be deemed to have been fully waived by the Cedents for purposes of this Article VI.
ARTICLE VII
INDEMNIFICATION

Section 7.1.    Survival of Representations, Warranties and Covenants.
(a)The representations and warranties of the Cedents and the Reinsurer contained in this Agreement shall survive the Closing solely for purposes of this Article VII and shall terminate and expire on that certain date which is fifteen

(15) months following the Closing Date; provided that the representations and warranties made in Section 3.1 (Organization, Standing and Corporate Power), Section 3.2 (Authority), Section 4.1 (Organization, Standing and Corporate Power) and Section 4.2 (Authority), shall survive until the expiration of the applicable statute of limitations. Any claim for indemnification in respect of any representation or warranty that is not asserted by notice given as required herein prior to the expiration of the applicable survival period specified in this Section 7.1(a) shall not be valid and any right to indemnification is hereby irrevocably waived after the expiration of such period of survival to the extent no such notice was given prior to such expiration. Any claim for an Indemnifiable Loss in respect of such a breach or inaccuracy that is asserted within such period of survival (as herein provided) shall be deemed “timely made” for all purposes hereof.
(b)To the extent that it is to be performed after the Closing, each covenant in this Agreement shall, for purposes of this Article VII, survive and remain in effect in accordance with its terms plus a period of six (6) months following such time as of which it is fully performed, after which no claim for indemnification with respect thereto may be brought hereunder. All covenants in this Agreement that by their terms are required to be fully performed prior to the Closing shall, for purposes of this Article VII, survive for a period of six (6) months after the Closing, after which time no claim for indemnification with respect thereto may be brought hereunder.
Section 7.2.    Indemnification.
(a)    Subject to Section 7.1, the Cedents shall be severally but not jointly liable with respect to, and indemnify and hold harmless the Reinsurer and its Affiliates (collectively, the “Reinsurer Indemnified Persons”) from and against, any and all Indemnifiable Losses to the extent resulting from or arising out of:
(i)any breach of any representation or warranty of such Cedent made in Article III of this Agreement (other than a Cedent Fundamental Representation);
(ii)any breach or nonfulfillment of any agreement or covenant of such Cedent under this Agreement; or
(iii)any breach of a Cedent Fundamental Representation made by such Cedent.
(b)    Subject to Section 7.1, the Reinsurer shall indemnify and hold harmless the Cedents and their Affiliates (collectively, the “Cedent Indemnified Persons”) from and against any and all Indemnifiable Losses to the extent resulting from or arising out of:
(i)any breach of any representation or warranty of the Reinsurer made in Article IV of this Agreement (other than a Reinsurer Fundamental Representation);

(ii)any breach or nonfulfillment of any agreement or covenant of the Reinsurer under this Agreement; or
(iii)any breach of a Reinsurer Fundamental Representation.
(c)For purposes of determining whether there has been a breach or failure to be true of any representation or warranty contained in this Agreement and for purposes of determining the amount of any Indemnifiable Losses under this Article VII, each representation and warranty contained in this Agreement (other than in respect of Section 3.9 (Absence of Changes)) shall be read without regard to any materiality or Material Adverse Effect qualifier contained therein.
Section 7.3.    Certain Limitations.
(a)    The Reinsurer will not be obligated to indemnify and hold harmless the Cedent Indemnified Persons under Section 7.2(b)(i) and the Cedents will not be obligated to indemnify and hold harmless the Reinsurer Indemnified Persons under Section 7.2(a)(i) unless and until, in each case, (i) such claim or series of related claims involves Indemnifiable Losses in excess of $[***] (the “Threshold Amount”) and (ii) the aggregate amount of all Indemnifiable Losses under Section 7.2(a)(i) or under Section 7.2(b)(i), respectively, exceeds USD $[***] (excluding any claim or series of related claims that does not exceed the Threshold Amount) (the “Deductible”), at which point the indemnifying Party shall be liable only for Indemnifiable Losses in excess of the Deductible, subject to the limitations set forth in this Article VII. The maximum aggregate liability of the Cedents to all the Reinsurer Indemnified Persons for any and all Indemnifiable Losses under Section 7.2(a)(i) and Section 7.2(a)(ii) (other than Indemnifiable Losses arising out of any intentional breach of any agreement or covenant of a Cedent) shall not exceed USD $[***] (the “Cap”). The maximum aggregate liability of the Reinsurer to the Cedent Indemnified Persons for any and all Indemnifiable Losses under Section 7.2(b)(i) and Section 7.2(b)(ii) (other than Indemnifiable Losses arising out of any intentional breach of any agreement or covenant of the Reinsurer) shall not exceed the Cap.
(b)    The maximum aggregate liability of the Cedents to all the Reinsurer Indemnified Persons for any and all Indemnifiable Losses under Section 7.2(a) (including any Indemnifiable Losses subject to the Cap, any Indemnifiable Losses under Section 7.2(a)(ii) arising out of any breach of any agreement or covenant of a Cedent and any Indemnifiable Losses under Section 7.2(a)(iii))7.2(a) shall not exceed USD $[***], and in no event shall the aggregate liability of a Cedent under this Article VII exceed the portion of the Reinsurance Premium reasonably allocable to such Cedent. The maximum aggregate liability of the Reinsurer to all the Cedent Indemnified Persons for any and all Indemnifiable Losses under Section 7.2(b) (including any Indemnifiable Losses subject to the Cap, any Indemnifiable Losses under Section 7.2(b)(ii) arising out of any breach of any agreement or covenant of the Reinsurer and any Indemnifiable Losses under Section 7.2(b)(iii)) shall not exceed USD $[***]. For the avoidance of doubt, (i) the limitations in this Section 7.3(b) shall not increase the Cap, and in no event shall the aggregate liability of the indemnifying Party for Indemnifiable Losses subject to the Cap exceed the Cap, and (ii) any amounts paid in respect of Indemnifiable Losses subject to the Cap shall count toward the limitations set forth in this Section 7.3(b).
(c)The limitations set forth in Section 7.3(a) and Section 7.3(b) shall not apply in the case of fraud or willful or intentional misconduct by the indemnifying Party.
(d)Except with respect to Taxes, an Indemnitee, whether a Reinsurer Indemnified Person or a Cedent Indemnified Person, shall use commercially reasonable efforts to mitigate or prevent the amount of its Indemnifiable Losses upon and after becoming aware of any facts or circumstances that would reasonably be expected to result in any Indemnifiable Losses that are indemnifiable hereunder.
(e)No Reinsurer Indemnified Person or Cedent Indemnified Person shall be entitled to indemnification with respect to any particular Indemnifiable Loss solely to the extent such Indemnifiable Loss can objectively be shown to have been specifically provided for or reserved against in the calculation of the Reinsurance Premium as set forth in the Final Closing Statement. For the avoidance of doubt, subject to the other limitations set forth in this Section 7.3, an indemnifying Party shall be liable for any and all such Indemnifiable Losses in excess of such amount provided for or reserved against in the calculation of the Reinsurance Premium as set forth in the Final Closing Statement.
(f)    Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement herein. For the avoidance of doubt, no Party shall be entitled to collect indemnification with respect to the same underlying subject matter more than once. Notwithstanding anything to the contrary contained in this Agreement, no Reinsurer Indemnified Person or Cedent Indemnified Person shall be entitled to indemnification with respect to any particular Indemnifiable Loss to the extent the related liability or obligation has been specifically accounted for in connection with an adjustment under Section 2.4.

(g)    In the event a claim or any Action for indemnification under this Article VII has been finally determined, the amount of such final determination shall be paid (i) if the Indemnitee is a Reinsurer Indemnified Person, by the applicable Cedent to the Reinsurer Indemnified Person and (ii) if the Indemnitee is a Cedent Indemnified Person, by the Reinsurer to the Cedent Indemnified Person, in each case on demand by wire transfer of immediately available funds to an account designated by the Cedents or the Reinsurer, as applicable. A claim or an Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article VII when the Parties have so determined by mutual agreement or, if disputed, when a final non-appealable Order has been entered into with respect to such claim or Action.

(h)    Subject to Section 2.4 and Section 9.13 and except in the case of fraud, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims under or arising out of this Agreement, including for any breach or non-fulfillment of any representation, warranty, covenant or agreement in this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each Party hereby irrevocably waives, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action whatsoever (other than claims for fraud) for any breach or non-fulfillment of any representation, warranty, covenant or agreement in this Agreement it may have against the other Party arising under or based upon any Applicable Law, including rescission, except pursuant to the indemnification provisions set forth in this Article VII and the remedies of injunction and specific performance to the extent available under Section 9.13.
Section 7.4.    Procedures for Third Party Claims.
(a)If any Indemnitee receives notice of assertion or commencement of any Third Party Claim against such Indemnitee in respect of which an Indemnitor may be obligated to provide indemnification under this Agreement, the Indemnitee shall give such Indemnitor prompt written notice (but in no event later than thirty (30) calendar days after becoming aware) thereof and such notice shall include a reasonable description of the claim and relevant documents relating to the claim and, to the extent reasonably capable of being estimated, an estimate of the Indemnifiable Loss and shall reference the specific sections of this Agreement that form the basis of such claim; provided that no delay on the part of the Indemnitee in notifying any Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor is actually prejudiced by such delay (except that the Indemnitor shall not be liable for any unreasonable expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnitor, within five (5) calendar days after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.
(b)    The Indemnitor shall be entitled to participate in the defense of any Third Party Claim and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnitor. If the Indemnitor elects to assume the defense and investigation of such Third Party Claim, it shall, no later than thirty (30) calendar days following its receipt of the notice, notify the Indemnitee in writing of its assumption of the defense of such Third Party Claim. Such assumption of defense shall not be deemed to be an admission or assumption of liability by the Indemnitor. If the Indemnitor assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel separate from the counsel employed by the Indemnitor, but the fees and expenses of such counsel, and any other legal expenses incurred by the Indemnitee, shall not be the expense of the Indemnitor unless (i) employment of such counsel has been specifically authorized in writing by the Indemnitor, (ii) in the reasonable opinion of counsel to the Indemnitee, a conflict or potential conflict exists between the Indemnitee and the Indemnitor that would make it inappropriate for the same counsel to represent both the Indemnitee and the Indemnitor or (iii) one or more defenses are available to the Indemnitee that are not available to the Indemnitor and the Indemnitor’s counsel has unreasonably declined to pursue such defenses. The Indemnitor shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnitor has not assumed the defense thereof (other than unreasonable expenses accrued during any period in which the Indemnitee shall have not yet given notice of the Third Party Claim as provided above). If the Indemnitor chooses to defend any Third Party Claim, all of the Parties hereto shall, and shall cause their respective Affiliates to, cooperate in the defense thereof. Such cooperation shall include the retention and (upon the Indemnitor’s request) the provision to the Indemnitor of non-privileged records and information that are relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnitor shall have assumed the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, or pay, settle, compromise, or discharge, such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnitor has assumed the defense of a Third Party Claim, the Indemnitor may only pay, settle, compromise, or discharge a Third Party Claim with the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed); provided that the Indemnitor may pay, settle, compromise, or discharge such a Third Party Claim without the written consent of the Indemnitee if such settlement (i) includes a written release of the Indemnitee from all liability in respect of such Third Party Claim, (ii) does not subject the Indemnitee to any injunctive relief or other equitable remedy, and (iii) does not include a statement or admission of fault, culpability, or failure to act by or on behalf of the Indemnitee. If the Indemnitor submits to the Indemnitee a bona fide settlement offer that satisfies the requirements set forth in the proviso of the immediately preceding sentence and the Indemnitee refuses to consent to such settlement, then thereafter the Indemnitor’s liability to the Indemnitee with respect to such Third Party Claim shall not exceed the settlement amount included in such settlement offer, and the Indemnitee shall either assume the defense of such Third Party Claim or pay the Indemnitor’s reasonable attorney’s fees and other out-of-pocket costs incurred thereafter in continuing the defense of such Third Party Claim.

Section 7.5. Direct Claims. Any claim by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third Party Claim shall be asserted by prompt written notice to the Indemnitor describing such claim in reasonable detail and, to the extent reasonably capable of being estimated, the amount of such Indemnifiable Loss; provided that no delay on the part of the Indemnitee in notifying any Indemnitor shall relieve the Indemnitor from any obligations hereunder unless (and then solely to the extent) the Indemnitor is actually prejudiced by such delay (except that the Indemnitor shall not be liable for any unreasonable expenses incurred during the period in which the Indemnitee failed to give such notice). The Indemnitor will have a period of thirty (30) calendar days within which to respond in writing to such claim. If the Indemnitor does not so respond within such thirty (30) calendar day period, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be entitled to pursue such remedies as may be available to the Indemnitee under this Agreement.
Section 7.6. Certain Other Matters. Upon making any Indemnity Payment, Indemnitor will, to the extent of such Indemnity Payment, be subrogated to all rights of Indemnitee against any third Person (other than any Tax authority) in respect of the Indemnifiable Loss to which the Indemnity Payment related. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnitor will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation rights.

ARTICLE VIII

TERMINATION

Section 8.1.    Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:
(a)by the Cedents or the Reinsurer in writing, if there shall be any Order that prohibits or restrains any Party from consummating the transactions contemplated hereby, and such Order, injunction or decree shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(a) shall have performed in all material respects its obligations under this Agreement, acted in good faith, and, if binding on such Party, used reasonable best efforts to prevent the entry of, and to remove, such Order in accordance with its obligations under this Agreement;
(b)by the Cedents or the Reinsurer in writing, if the Closing has not occurred on or prior to June 30, 2027 (as it may be extended pursuant to this Section 8.1(b), the “Deadline Date”); provided that no Party may terminate pursuant to this Section 8.1(b) if the failure of the Closing to occur is the result of a material breach by such Party of this Agreement; provided, further, that, if on the date that would have been the Deadline Date the conditions set forth in Section 6.1(a) are the only condition in Article VI (other than those conditions that by their terms are to be satisfied at the Closing) that shall not have been satisfied or waived on or before such date, either Party may extend the Deadline Date upon delivering written notice to the other Party pursuant to Section 9.2 to a date and time reasonably agreed by the Parties that is not later than 5:00 p.m., Eastern Time, on December 30, 2027;
(c)by either the Cedents or the Reinsurer (but only so long as the Cedents or the Reinsurer, as applicable, is not in material breach of its obligations under this Agreement) in writing, if a breach of any provision of this Agreement that has been committed by the other Party would cause the failure of any mutual condition to Closing or any cond ition to Closing for the benefit of the non-breaching Party and such breach is not subsequently waived by the non-breaching Party or capable of being cured or is not cured within thirty (30) calendar days after the breaching Party receives written notice from the non-breaching Party that the non-breaching Party intends to terminate this Agreement pursuant to this Section 8.1(c); or

(d)    by mutual written consent of the Cedents and the Reinsurer.

Section 8.2. Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become null and void and of no further force and effect without liability of either Party (or any Representative of such Party) to the other Party; provided that no such termination shall relieve a Party from liability for any breach of this Agreement prior to such termination. Notwithstanding the foregoing, Section 1.1, this Section 8.2 and Article IX shall survive termination hereof pursuant to Section 8.1. If this Agreement is terminated pursuant to Section 8.1, (a) each Party shall return or destroy, at its sole discretion, all documents received from the other Party, its Affiliates, and its Representatives relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, and (b) all confidential information received by the Reinsurer with respect to the Cedents shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.
ARTICLE IX GENERAL PROVISIONS
Section 9.1. Fees and Expenses. Each Party shall, except as otherwise provided in this
Agreement or the other Transaction Agreements, pay its own Transaction Expenses incidental to preparing for, entering into, and carrying out the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby.
Section 9.2. Notices. Notices and other communications required or permitted to be given under this Agreement shall be effective if in writing and (i) mailed by United States registered or certified mail, return receipt requested; (ii) delivered by overnight express mail; or (iii) delivered by electronic mail (unless the sender of such electronic mail receives a notice that such electronic mail is undeliverable or otherwise has not been received by the intended recipient(s)) to:
if to the Reinsurer or Guarantor:
RiverStone International Bermuda Limited Dorchester House, First Floor
7 Church Street
Hamilton, HM11, Bermuda
Attention: David Rocke, Chief Executive Officer
Email: [***]

with a copy (which shall not constitute notice) to:

RiverStone Management Limited
Park Gate
161-163 Preston Road
Brighton, United Kingdom, BN1 6AU Attention: Fraser Henry, General Counsel
Email: [***]

with a copy (which shall not constitute notice) to:
RiverStone International Limited Dorchester House, First Floor
7 Church Street
Hamilton, HM11, Bermuda
Attention: David Rocke, Chief Executive Officer
Email: [***]

with a copy (which shall not constitute notice) to:
RiverStone International
22 Bishopsgate
London, United Kingdom, EC2N 4BQ Attention: Mike Cain
Email: [***]
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West
New York, NY 10001
Attention: Elena M. Coyle
Email: [***]
if to the Cedents:
SiriusPoint America Insurance Company 285 Fulton Street, Suite 47J
One World Trade Center New York, NY 10007
Attn: Linda S. Lin, Chief Legal Officer
Email: [***]; [***]
SiriusPoint Bermuda Insurance Company Ltd. Point Building
3 Waterloo Lane

Pembroke, HM 08 Bermuda
Attn: Linda S. Lin, Chief Legal Officer
Email: [***]; [***]

with a copy (which shall not constitute notice) to:
Mayer Brown LLP
1221 Avenue of the Americas
New York, New York 10020-10011
Attention: Vikram Sidhu
Email: [***]
Either Party may change the names or addresses where notice is to be given for such Party by providing notice to the other Party of such change in accordance with this Section 9.2.
Section 9.3. Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the other Transaction Agreements and any other documents delivered pursuant hereto or thereto, constitute the entire agreement among the Parties and their respective Affiliates with respect to the subject matter hereof and thereof and supersede all prior negotiations, discussions, writings, agreements and understandings, oral and written, among the Parties with respect to the subject matter hereof and thereof.
Section 9.4. Waiver and Amendment. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by an instrument in writing signed by the Parties hereto, or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of any Party to insist on compliance with any obligation contained in this Agreement or to exercise any right or remedy hereunder shall not constitute a waiver of any right or remedy contained herein nor stop any Party from thereafter demanding full and complete compliance nor prevent any Party from exercising such right or remedy in the future. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
Section 9.5. Successors and Assigns. The rights and obligations of the Parties under this Agreement shall not be subject to assignment without the prior written consent of the other Parties, and any attempted assignment without the prior written consent of the other Parties shall be invalid ab initio. The terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the successors and permitted assigns of the Parties.

Section 9.6. Headings. The headings of the Sections and the Table of Contents have been inserted for convenience of reference only and shall not be deemed to constitute a part of this Agreement.
Section 9.7.    Dispute Resolution.
(a)    Prior to initiating arbitration pursuant to this Section 9.7, the Parties shall first promptly refer the dispute to their respective senior executives, each at the level of Chief Executive Officer, Chief Financial Officer, or equivalent, for resolution. Such senior executives shall meet, in person or by teleconference, within fifteen (15) Business Days of such referral and shall attempt in good faith to resolve the dispute within thirty (30) Business Days of the initial referral. If the dispute is not resolved within such thirty (30) Business Day period, either Party may then initiate arbitration.
(b)    Except as set forth in Section 2.4 and subject to the terms and conditions of Section 9.7(a), any dispute or difference arising out of or relating to this Agreement, the performance of the duties and obligations arising under the Agreement, including the formation or validity thereof, or its termination, and including any dispute regarding the applicability, interpretation, scope or enforceability of this arbitration provision, shall be administered by AIDA Reinsurance and Insurance Arbitration Society —US (“ARIAS·US”) and settled by binding arbitration in accordance with the ARIAS·US Rules for the Resolution of U.S. Insurance and Reinsurance Disputes, and each Party agrees that it hereby waives its right to seek remedies in court, including the right to a jury trial. If more than one arbitration is initiated with respect to any of the Transaction Agreements and if reasonably necessary given the subject matter of the disputes or differences relating to such arbitration proceedings, all such arbitration proceedings shall be consolidated into a single arbitration proceeding and administered under the first -initiated arbitration proceeding and shall occur in New York City, New York or another location if mutually agreed. Subject to any express provisions of this Section 9.7, the arbitration will be administered in accordance with the procedures of ARIAS·US required selections process. By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to (i) issue any pre-arbitral injunction, pre-arbitral attachment or other temporary or interim relief in aid of arbitration or (ii) grant injunctive relief pursuant to Section 9.7(h).
(c)    The arbitration panel will consist of two (2) disinterested party-appointed arbitrators and an umpire. Arbitration shall be initiated by the delivery of a written notice of demand for arbitration by one (1) Party to the other Party sent by registered mail or its equivalent. Such notice of demand shall set out the reason for the request for arbitration.
(d)The Cedents, on the one hand, and the Reinsurer, on the other hand, shall each choose an arbitrator and the two (2) so appointed shall then appoint an umpire. If either Party refuses or neglects to appoint an arbitrator within thirty (30) calendar days after a request by the other to do so, the other Party may appoint both arbitrators. The two (2) arbitrators shall then agree on an impartial umpire within thirty (30) calendar days of their appointment. If the two (2) arbitrators do not agree on a third arbitrator within thirty (30) days of their appointment, the third arbitrator shall be chosen in accordance with the procedures for selecting the third arbitrator in force on the date the arbitration is demanded, established by ARIAS·US. The arbitrators and umpire shall be active or retired directors or officers of insurance or reinsurance companies and disinterested in the Cedents, the Reinsurer (or the Parties’ Affiliates) and the outcome of the arbitration, and no arbitrator or umpire shall, have, or within the past five (5) years have had, any direct or indirect affiliation, financial interest, or professional relationship with any Party, including but not limited to: officers, directors, employees, agents, consultants, lawyers and other professional advisors, or any of their respective affiliates. Umpire candidates shall complete disclosure statements at the request of a Party.
(e)    The arbitration hearings shall be held in New York City, New York or another location if mutually agreed. Within twenty (20) calendar days after all arbitrators and the umpire have been appointed, the panel shall meet and determine time periods for briefs, discovery procedures and schedules of hearings. Each Party shall submit its case to the arbitration panel within sixty (60) calendar days of the appointment of the umpire or within such longer periods as may be agreed by the Parties or directed by the arbitration panel. Ex parte communication with any arbitrator is prohibited following the appointment of the arbitrators. The arbitrators shall act as a neutral panel with respect to the issues before them. The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. The Parties shall instruct the panel to issue a written decision as promptly as possible after the hearings. Judgment upon an award may be entered in any court having jurisdiction thereof.
(f)    Each Party shall pay the fees and expenses of its own arbitrator. The Parties shall equally divide the fees and expenses of the umpire and other expenses of the arbitration, unless such fees and expenses are otherwise allocated by the arbitration panel. The arbitration panel is precluded from awarding punitive, treble or exemplary damages, however denominated; provided that in the event the relief sought by a Party includes indemnification for punitive, treble or exemplary damages paid or incurred by that Party, such amounts may be included in any award rendered by the panel. The panel shall have the power to award reasonable attorneys’ fees to either Party, including fees incurred in connection with the arbitration or any litigation commenced to stay or dismiss arbitration.
(g)    Except as expressly permitted by this Agreement, no Party will commence or voluntarily participate in any Action concerning a dispute, except (x) for enforcement pursuant to the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., (y) to restrict or vacate an arbitral decision based on the grounds specified under Applicable Law, or (z) for interim relief as provided in subsection (h) below.
(h)    Notwithstanding any other provision to the contrary herein, each Party acknowledges that the breach of certain obligations may cause irreparable injury and damages, which may be difficult to ascertain. Without regard to subsection (g) above, each Party immediately shall be entitled to seek injunctive relief with respect to such breaches by the other Party and without the requirement of posting a bond. This provision shall not in any way limit such other remedies as may be available to any Party at law or in equity.
Section 9.8. Governing Law. This Agreement and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s principles of conflict of laws that could compel the application of the laws of another jurisdiction.
Section 9.9.    Service of Suit.
(a)Nothing in this Section 9.9 will be construed to override the provisions of Section 9.7. This Section 9.9 is intended as an aid to compelling arbitration, or enforcing such arbitration, or arbitral award, and not as an alternative to Section 9.7 for resolving disputes arising out of this Agreement.
(b)    Solely for purposes of (x) for enforcement pursuant to the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., (y) to restrict or vacate an arbitral decision based on the grounds specified under Applicable Law, or (z) for interim relief as provided in Section 9.7(h), each of the Parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction and venue of the federal courts of the United States located in the Southern District of New York (or, if such courts decline jurisdiction, the state courts of the State of New York sitting in the Borough of Manhattan) (“New York Courts”), (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action that may be based upon, arising out of or relating to this Agreement or the negotiation, execution and delivery or performance of this Agreement in the New York Courts, including any objection based on its place of incorporation or domicile, (iii) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action in any New York Court and (iv) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each of the Parties consents and agrees that service of process, summons, notice or document for any Action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 9.2 or in any other manner permitted by Applicable Law.
Section 9.10. Third Party Beneficiaries. Except as set forth in 0 with respect to the Reinsurer Indemnified Persons and the Cedent Indemnified Persons, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies.
Section 9.11. Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument binding upon all of the Parties notwithstanding the fact that all Parties are not signatory to the original or the same counterpart. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the Parties. Each counterpart may be delivered by email (with PDF attachment), DocuSign or other electronic transmission, which shall be deemed delivery of an originally executed document.
Section 9.12. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable. In the event of such invalidity or unenforceability of any term or provision of this Agreement, the Parties shall use their commercially reasonable efforts to reform such terms or provisions to carry out the commercial intent of the Parties as reflected herein, while curing the circumstance giving rise to the invalidity or unenforceability of such term or provision.

Section 9.13. Specific Performance. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that, without posting bond or other undertaking, the Parties shall be entitled to seek injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the New York Courts in accordance with Section 9.7(h) and Section 9.9(b), this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties further agree that (a) by seeking any remedy provided for in this Section 9.13, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement and (b) nothing contained in this Section 9.13 shall require any Party to institute any action for (or limit such Party’s right to institute any action for) specific performance under this Section 9.13 before exercising any other right under this Agreement.
Section 9.14. Incontestability. In consideration of the covenants and agreements contained herein, each Party hereby agrees that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each party hereby agrees that it shall not contest in any respect the validity or enforceability hereof.
Section 9.15. Currency. All references to “dollars” or “$” shall mean United States dollars and all financial data required to be provided pursuant to the terms of this Agreement shall be expressed in United States dollars. All payments and all settlements of account between the Parties shall be in United States currency unless otherwise agreed by the Parties. For purposes of determining the Section A Interim Paid UNL, the Section B Interim Paid UNL, the Reinsurance Premium, the Aggregate Limit, the Sub-Limit and any other amount expressed in United States dollars under this Agreement, any amount paid or denominated in a currency other than United States dollars shall be converted into United States dollars as follows: (i) amounts paid in a currency other than United States dollars shall be converted into United States dollars at the rate of exchange used by the Cedents in recording such payment in their books and records on the date of payment; and (ii) reserves and other unpaid amounts denominated in a currency other than United States dollars shall be converted into United States dollars at the rates of exchange used by the Cedents in preparing their quarterly financial statements as of the most recent quarter end.
Section 9.16. Construction.
(a)As used in this Agreement, unless clearly indicated to the contrary, references to the following terms have the meanings indicated:
(i)to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement;
(ii)to any Contract (including this Agreement) or “organizational document” are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time;
to any Applicable Law are to such Applicable Law as amended, modified, supplemented or replaced from time to time and all rules and regulations promulgated thereunder, and to any section of any Applicable Law include any successor to such section;

(iii)to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to such Affiliate;
(iv)to any “copy” of any Contract or other document or instrument are to a true and correct copy thereof;
(v)to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;

(vi)to the “date of this Agreement,” “the date hereof” and words of similar import refer to October 30, 2026; and
(vii)to “this Agreement” includes the Exhibits and Schedules (including the Reinsurer Disclosure Schedule and the Cedents Disclosure Schedule) to this Agreement.
(b)Unless otherwise indicated, any reference herein to “days” (as opposed to “Business Days”) shall be deemed to mean calendar days. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding.”
(c)Unless otherwise indicated, any reference herein to a “consent” shall be deemed to mean prior written consent.
(d)Unless otherwise indicated, any reference herein to “notice” shall be deemed to mean prior written notice.
(e)Except as otherwise provided herein, references to “written” or “in writing”
include in electronic form.
(f)Any reference herein to “including” and words of similar import shall mean “including without limitation,” unless otherwise specified. Unless the context otherwise requires, the terms “neither,” “nor,” “any,” “either” and “or” are not exclusive.
(g)Any fact or item disclosed in any section of each of the Reinsurer Disclosure Schedule or the Cedents Disclosure Schedule (together, the “Disclosure Schedules”) shall be deemed disclosed in all other sections of such Disclosure Schedules to the extent the applicability of such fact or item to such other sections of such Disclosure Schedules is reasonably apparent. Disclosure of any item in the Reinsurer Disclosure Schedule or the Cedents Disclosure Schedule, as the case may be, shall not be deemed an admission that such item represents a material item, fact, exception of fact, event, or circumstance or that occurrence or non-occurrence of any change or effect related to such item would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(h)    The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)    Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person or thing referred to may require. References to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The word “will” shall be construed to have the same meaning and effect as the word “shall”.
(j)    All time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day.
(k)    This Agreement has been jointly negotiated and drafted by the Parties and shall not be construed by any Governmental Authority or other Person against either Party by virtue of the fact that such Party was the drafting Party and no presumption, burden of proof or rule of strict construction shall arise favoring or disfavoring any party by virtue of its authorship of any provision of this Agreement.
(l)    Whenever any cash amount is payable hereunder, such amount shall be paid to the Person entitled to receive such payment by wire transfer of immediately available funds to one or more accounts specified in writing by the recipient.
(m)    Any statement that a document has been “delivered,” “provided” or “made available” to the Reinsurer means that such document has been uploaded to the Data Room, or delivered by email to the Reinsurer or its advisors, not later than one (1) Business Day prior to the date of this Agreement.
(n)    No summary of this Agreement prepared by or on behalf of any Party shall affect the meaning or interpretation of this Agreement.
(o)    Where specific language is used to clarify by example a general statement herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.
(p)    All capitalized terms used without definition in the Exhibits and Schedules (including the Reinsurer Disclosure Schedule and the Cedents Disclosure Schedule) to this Agreement shall have the meanings ascribed to such terms in this Agreement.
Section 9.17. Certain Limitations.
(a)    Notwithstanding anything to the contrary contained herein, the other Transaction Agreements, the Cedents Disclosure Schedule, or any of the Schedules or Exhibits hereto or thereto, the Reinsurer acknowledges and agrees that neither the Cedents nor any of their Affiliates, nor any Representative of any of them, makes or has made, and the Reinsurer has not relied on, any inducement or promise to the Reinsurer except as specifically made in this Agreement or any representation or warranty to the Reinsurer, oral or written, express or implied, other than as expressly made by each Cedent in Article III or any Ancillary Agreement. Each of the Cedents expressly disclaims, and the Reinsurer expressly disclaims any reliance on, and shall cause its Affiliates and any of its Affiliates’ respective Representatives to expressly disclaim any reliance on, any and all representations and warranties, whether express or implied, other than those contained in Article III or any Ancillary Agreement. Without limiting the foregoing, other than as expressly set forth in Article III, no Person has made any representation or warranty to the Reinsurer with respect to the Subject Business or any other matter, including with respect to (i) the probable success or profitability of the Subject Business after the Closing or (ii) any information, documents or materials made available to the Reinsurer, its Affiliates or their respective Representatives in the Data Room or otherwise in connection with the transactions contemplated by this Agreement. With respect to any estimation, valuation, appraisal, projection, or forecast (including any confidential information memoranda prepared by or on behalf of the Cedents in connection with the transactions contemplated by this Agreement), the Reinsurer acknowledges that: (i) there are uncertainties inherent in attempting to make such estimations, valuations, appraisals, projections, and forecasts; (ii) it is not acting and has not acted in reliance on any such estimation, valuation, appraisal, projection, or forecast; and (iii) such estimations, valuations, appraisals, projections, and forecasts, in and of themselves, are not and shall not be deemed to be representations or warranties of a Cedent or any of its Affiliates.
(b)Except for the representations and warranties contained in Article IV and the Ancillary Agreements, neither the Reinsurer, the Administrator, the Guarantor nor their Affiliates, nor any of its or their respective Representatives, makes or has made, and none of the Cedents or their Affiliates, nor any of its or their respective Representatives relies or has relied upon, any other representation or warranty on behalf of the Reinsurer, the Administrator or the Guarantor. The Reinsurer, the Administrator and the Guarantor each expressly disclaims, and each Cedent expressly disclaims any reliance on, and shall cause its Affiliates and any of its Affiliates’ respective Representatives to expressly disclaim any reliance on, any and all representations and warranties, whether express or implied, other than those contained in Article IV or any Ancillary Agreement.
(c)Neither Cedent makes any express or implied representation or warranty hereby or otherwise under this Agreement or the transactions contemplated hereunder (i) as to the future experience, success or profitability of the Subject Business, whether or not conducted in a manner similar to the manner in which such business was conducted prior to the Closing, (ii) that the reserves held in connection with the Subject Business or the assets supporting such reserves have been or will be adequate or sufficient for the purposes for which they were established or (iii) except as set forth in Section 3.8, that such reserves were calculated, established or determined in accordance with any actuarial, statutory or other standard .
(d)The Reinsurer further acknowledges and agrees that it has made its own inquiry and investigation into and, based thereon, has formed an independent judgment concerning the Subject Business. Notwithstanding anything to the contrary contained herein, nothing in this Section 9.17 is intended to, or shall, limit any claim for fraud.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers, all as of the date first written above.

SIRIUSPOINT AMERICA INSURANCE COMPANY

By:     /s/ Scott Egan
Name: Scott Egan
Title: CEO

By:     /s/ Linda Lin
Name: Linda Lin
Title: Chief Legal Officer

SIRIUSPOINT BERMUDA INSURANCE COMPANY LTD.

By:     /s/ Justin Brenden
Name: Justin Brenden
Title: Deputy Chief Financial Officer

[ ]

RIVERSTONE INTERNATIONAL BERMUDA LIMITED

By:     /s/ David Rocke
Name: David Rocke
Title: Director

(SOLELY FOR PURPOSES OF SECTION 5.12, SECTION 9.2, SECTION 9.7 THROUGH SECTION 9.9 AND SECTION 9.17)

RIVERSTONE INTERNATIONAL LIMITED

By: /s/ David Rocke
Name: David Rocke
Title: Director

[Signature Page to Master Agreement]